AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 2010
REGISTRATION STATEMENT NO. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CHINA REDSTONE GROUP, INC.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation or organization)
2741

(Primary Standard Industrial Classification Code Number)
20-8285559

(I.R.S. Employer Identification Number)
239 Jianxin Road, Jiangbei District,
Chongqing, PRC 400000
(86) 023-67755514

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Yiyou Ran, Chief Executive Officer
239 Jianxin Road, Jiangbei District,
Chongqing, PRC 400000
(86) 023-67755514
COPY TO:
Kevin K. Leung, Esq.
Francis Chen, Esq.
Suzanne Fu, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
(310) 208-1182

(Name, address, including zip code, and telephone number, including area code, of agent for service)
FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed	Maximum
	be	Maximum	Aggregate	Amount of
Title of Each Class of	Registered	Per Share	Offering	Registration
Securities to be Registered	(1)	Offering Price	Price	Fee
Common stock, $0.001 par value per share	1,402,262	$5.00 (2)	$7,011,310	$499.91
Common stock, $0.001 par value per share (issuable upon exercise of common stock purchase warrants)	771,239	$5.00 (3)	$3,856,195	$274.95
Total	2,173,501			$774.86

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the common stock of the Registrant as reported on the Over-the-Counter Bulletin Board on April 7, 2010.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary Prospectus
Subject to Completion, April 9, 2010
CHINA REDSTONE GROUP, INC.
2,173,501 shares of Common Stock
     This prospectus covers the resale by selling security holders named on page 20 of up to 2,173,501 shares of our common stock, $0.001 par value per share, which includes:
•	1,402,262 shares of common stock issued in conjunction with our financing completed on February 23, 2010 (the “Financing”);

•	701,126 shares of common stock underlying the common stock purchase warrants issued in conjunction with the Financing; and

•	70,113 shares of common stock underlying the common stock purchase warrants issued to our placement agent and its assignees in conjunction with the Financing.
     All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 23). We will not receive any proceeds from the sales by the selling stockholders. We may receive proceeds from any exercise of outstanding warrants. The selling shareholders may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders or placement agents’ exercise the Warrants on a cashless basis, then we will not receive any proceeds.
     Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTCBB, under the symbol “CGPI.OB.” On April 7, 2010, the last sale price of our common stock on the OTCBB was $5.00 per share.
No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is April   , 2010

     No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
     This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.
     References to “we,” “our,” “us,” the “Company,” or “China Redstone” refer to China Redstone Group, Inc., a Delaware corporation, and its consolidated subsidiaries and variable interest entity.
Our Business
     We are a private provider of cemetery products and services in Chongqing, People’s Republic of China (“PRC” or “China”). We are primarily focused on developing cemeteries and selling cemetery plots, although we also provide park and garden development and construction services. Our first cemetery development project is the Chongqing Guiyuan Cemetery I (“Guiyuan I”), located in Changshou District of Chongqing on approximately 66,660 square meters of land. The entire cemetery plots of Guiyuan I have been sold, at an average price of RMB 30,000 ($4,412) per plot. We are currently developing the Chongqing Guiyuan Cemetery II (“Guiyuan II”), our second cemetery project in Changshou. Guiyuan II, in development since 2002, occupies a land over 666,000 square meters, of which approximately 46,620 square meters have been developed to date. We have also secured approximately 1,194,804 square meters of land surrounding Longqiao Lake, which portions of Guiyuan II overlook. We are planning to develop this land as a park, with mausoleums and temples, to complement and enhance Guiyuan II.
     Both Guiyuan I and Guiyuan II are among the most highly regarded facilities in our market area in terms of a number of factors such as tradition, heritage, reputation, physical size, volume of business, available inventory, name recognition, aesthetics and potential for development or expansion. In 2006 and 2007, we were ranked amongst the top 50 private-owned enterprises in Chongqing.
Our History and Corporate Structure
     We were incorporated in Delaware on July 10, 2007, originally under the name “Artistry Publications, Inc.”
     On February 10, 2010, we entered into a share exchange agreement (the “Exchange Agreement”) with Gold Industry Limited, a Cayman Island company (“Gold Industry”), and the holders of 100% of Gold Industry’s issued and outstanding capital stock (the “Cayman Shareholder”), pursuant to which we agreed to issue an aggregate of 8,800,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) to the Cayman Shareholder in exchange for all of the issued and outstanding capital stock of Gold Industry (the “Share Exchange”). On February 10, 2010, the Share Exchange closed and Gold Industry became our wholly-owned subsidiary. On April 6, 2010, in connection with the Share Exchange, we changed our name from to “China Redstone Group, Inc.” to better reflect our business operations.
     All of our business operations are carried out by a PRC company, Chongqing Foguang Tourism Development (Group) Co., Ltd. (“Foguang”), which we control through contractual arrangements between Foguang and Chongqing Ran Ji Industrial Co., Ltd. (“Ran Ji”), a company organized in the PRC and wholly-owned by Gold Holy Industry Limited, a company incorporated in Hong Kong Special Administrative Region (“Gold Holy”). Gold Holy is wholly-owned by Gold Industry. Through these contractual arrangements, we have the ability to substantially influence Foguang’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control Foguang, we are considered the primary beneficiary of Foguang. Accordingly, we consolidate Foguang’s results, assets and liabilities in our financial statements. Other than our interests in the contractual arrangements, neither we, Gold Industry, Gold Holy and Ranji own any equity interests in Foguang.
     However, Chinese laws and regulations concerning the validity of the contractual arrangement is uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the Chinese government involves substantial uncertainty. Additionally, the contractual arrangement may not be as effective in providing control over Foguang as direct ownership, which we are restricted from under current Chinese law. Due to such uncertainty, we may take such additional steps in the future as may be permitted by the then applicable laws and regulations in China to further strengthen our control over or toward actual ownership of Foguang or its assets or business operations, which could include direct ownership of selected assets without jeopardizing any favorable government policies toward domestic owned enterprises. Because we rely on Foguang for our revenue, any termination of or disruption to the contractual arrangement would detrimentally affect our business and financial condition.
Financing Transaction
     In February 2010, we completed a financing transaction with 24 institutional and/or accredited investors (collectively the “Purchasers”) pursuant to which we sold $4,599,415 of units of our equity securities to the Purchasers in a private placement (the “Transaction”). Each unit is comprised of 100,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a per share purchase price of $3.28 per share, and warrants to purchase up to 50,000 shares of Common Stock. At the closing of the Transaction on February 23, 2010, we issued 1,402,262 shares of Common Stock and four-year warrants to purchase 701,126 shares of Common Stock (the “Warrants”). In addition, we issued warrants to purchase up to 70,113 shares of common stock to our placement agent and its assignees for the Financing.
Financial Results
     For the fiscal years ended March 31, 2009 and 2008, we had approximately $18.31 million and $22.21 million in sales, respectively and approximately $5.50 million and $5.73 million in net income, respectively. Our consolidated financial statements for such periods are included in this prospectus.
     We have also included our unaudited condensed consolidated financial statements for the three and nine months ended December 31, 2009 and 2008, during which time we had approximately $26.47 million and $11.19 million in sales, respectively, and approximately $10.04 million and $3.26 million in net profit, respectively.
     Historical results are not necessarily indicative of the results that may be expected for any future period. When you read the included historical financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
The Offering

Common stock offered by the selling stockholders:	2,173,501 shares (1)

Common stock outstanding:	12,659,762 shares (2)

Use of proceeds:	We will not receive any proceeds from the sales by the selling stockholders. We may receive proceeds from any exercise of outstanding warrants. The selling shareholders may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Risk factors:	An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	CGPI.OB

(1)	Includes 771,239 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants.

(2)	Represents the number of shares of our common stock outstanding as of April 7, 2010 and excludes 771,239 shares of our common stock issuable upon exercise of our outstanding common stock purchase warrants.

General Information
     Our principal executive offices are located at 239 Jianxin Road, Jiangbei District, Chongqing, PRC 400000 and our telephone number is (86) 023-67755514.
RISK FACTORS
     The reader should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.
Risks Relating to Our Business and Industry
Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term, and reliable statistics on deaths in particular markets can be difficult to obtain.
     Declines in the number of deaths could cause cemetery services, property and merchandise to decline which could decrease revenues. Although the National Population and Family Planning Commission of the P.R.C. estimates that the population of people that are 50 years old or older are expected to increase by approximately 3% per year, from 276.8 million in 2000 to 298.6 million in 2010, longer life spans could reduce the rate of deaths. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.
The death care industry continues to be increasingly competitive.
     In China, the death care industry is characterized by a large number of locally owned and independent operations. To compete successfully, our cemeteries must be maintained in good condition and we must maintain good reputations and high professional standards, as well as offer attractive products and services at competitive prices. In addition, we must market the Company in such a manner as to distinguish us from our competitors. We have historically experienced price competition from independent cemetery operators. New market entrants tend to attempt to build market share by offering lower cost alternatives. If we are unable to successfully compete, our financial condition, results of operations, and cash flows could be materially adversely affected.
Because the cemetery business is a high fixed-cost business, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.
     The cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs and maintain the grounds of cemeteries regardless of the number of sales. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.
Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.
     The death care industry is subject to extensive regulation and licensing requirements under state and local laws. Any construction of cemetery must be approved by the Administration of Civil Affairs and the construction must be limited away from a certain areas such as cultivated land, forest land, urban parks, scenic spots, protected areas of water resources, railways and highways. Compliance with these regulations is burdensome, and we are always at risk of not complying with the regulations.
     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. If additional legislation or regulations are adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, our results of operations, our cash flows and our future prospects.
If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.
     Future market shares, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences. In past years, we have implemented new product and service strategies based on results of customer surveys that we conduct on a continuous basis. However, we may not correctly anticipate or identify trends in consumer preferences, or we may identify them later than our competitors do. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.
Our ability to generate sales depends on a number of factors, including sales incentives and local and general economic conditions.
     Declines in sales would reduce our revenues and could reduce our future market share. As we have modified our sales strategies to local standards, we are continuing to refine the mix of service and product offerings in our cemetery operations, including changes in our sales commission and incentive structure. These changes could cause us to experience declines in sales in the short-run.
     In addition, a weakening economy at the local or national level have could cause customers to reduce discretionary spending, which could lead to a decline in our cemetery sales, and decrease the amounts customers are willing to pay for cemetery products and services. Declines in cemetery property sales and average revenue per event would reduce our current revenues. Declines in cemetery products and services could also reduce our future revenues and market share.
Increased or unanticipated costs, such as insurance, taxes or litigation, may have a negative impact on our earnings and cash flow.
     Costs which result from external factors, such as insurance, taxes or legal fees, are difficult to estimate. These costs may impair our ability to achieve earnings growth in excess of revenue growth. Our 2010 plan assumes that we will be successful in increasing earnings at a rate that is greater than revenue growth. We can give no assurance that we will be successful in achieving such increases.
The success of our business is typically dependent upon one or a few key employees because of the localized and personal nature of our business.
     Death care businesses have built local heritage and tradition through successive generations, providing a foundation for ongoing business opportunities from established client family relationships and related referrals. We believe these relationships build trust in the community and are a key driver to market share. Our businesses, which tend to serve small local markets, usually have one or a few key employees that drive our relationships. We can give no assurance that we can retain these employees or that these relationships will drive market share.
Our limited operating history makes it difficult to evaluate our future prospects and results of operations.
     Foguang, which commenced business in 2002, has a limited operating history. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in China. Some of these risks and uncertainties relate to our ability to:
•	maintain our market position;

•	attract additional customers and increase spending per customer;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.
     If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.
If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.
     Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our strategic plan is focused on cost management and the continued implementation of key revenue initiatives, including strategic pricing, designed to generate future internal growth in our core cemetery operations. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. Many of the factors necessary for the execution of our strategic plan, such as the number of deaths and general economic conditions, are beyond our control. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all. Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition; we may have difficulty achieving our strategic objectives. Any failure to implement our business strategy successfully may adversely affect our business, financial condition and results of operations. In addition, we may decide to alter or discontinue certain aspects of our business strategy at any time.
We may be unable to sustain our past growth or manage our future growth, which may have a material adverse effect on our future operating results.
     We have experienced rapid growth since our inception, and have increased our net sales from $5 million in 2002 to $18.3 million for the fiscal year ended March 31, 2010. We anticipate that our future growth rate will depend upon various factors, including the strength of our brand image, the market success of our current and future products, the success or our growth strategies, competitive conditions and our ability to manage our future growth. Future growth may place a significant strain on our management and operations. As we continue to grow in our operations, our operational, administrative, financial and legal procedures and controls will need to be expanded. As a result, we may need to train and manage an increasing number of employees, which could distract our management team from our business. Our future success will depend substantially on the ability of our management team to manage our anticipated growth. If we are unable to anticipate or manage our growth effectively, our future operating results could be adversely affected.
We may acquire additional complementary businesses or technologies, which may require us to incur substantial costs for which we may never realize the anticipated benefits.
     We may in the future acquire complementary businesses or technologies, although we currently have no commitments or agreements to do so. As a result of any acquisitions we pursue, management’s attention and resources may be diverted from our other businesses. An acquisition may also involve a significant purchase price and significant transaction-related expenses.
     Achieving the benefits of any acquisition involves additional risks, including:
•	difficulty assimilating acquired operations, technologies and personnel;

•	inability to retain management and other key personnel of the acquired business;

•	changes in management or other key personnel that may harm relationships with the acquired business’s customers and employees; and

•	diversion of management attention as a result of the integration process.
     We cannot ensure that we will realize any of the anticipated benefits of any acquisition, and if we fail to realize these anticipated benefits, our operating performance could suffer.

Corporate insiders or their affiliates may be able to exercise significant control matters requiring a vote of our stockholders and their interests may differ from the interests of our other stockholders.
     As of the date of this prospectus, our officers, directors and their affiliates as a group beneficially own approximately 69.75% of our then outstanding Common Stock. As a result, these stockholders may be able to exercise significant control over matters requiring approval by our stockholders. Matters that require the approval of our stockholders include the election of directors and the approval of mergers or other business combination transactions. Certain transactions are effectively not possible without the approval of these officers, directors and their affiliates, including, proxy contests, tender offers, open market purchase programs or other transactions that can give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of our common stock.
We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.
     Failure to timely comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt and equity securities.
     We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include an internal control report with our annual report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Additionally, for the fiscal year ended March 31, 2011, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.
     Achieving compliance with Section 404 within the prescribed period may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that, we and our independent registered public accounting firm would be able to conclude that our internal reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively. We will continue to consistently improve our internal control over the financial reporting with our best efforts and we plan to engage assistance from outside experts in doing so.
Business interruptions could adversely affect our business.
     Our operations and the operations of our suppliers and manufacturers are vulnerable to interruption by fire, earthquake, hurricanes, power loss, telecommunications failure and other events beyond our control. In the event of a major natural disaster, we could experience business interruptions, destruction of facilities and loss of life. In the event that a material business interruption occurs that affects us or our suppliers or manufacturers, deliveries could be delayed and our business and financial results could be harmed.
Risks Related to Our Corporate Structure
We conduct our business through Foguang by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected. If the PRC regulatory bodies determine that the agreements that establish the structure for operating our business in China do not comply with PRC regulatory restrictions on foreign investment, we could be subject to severe penalties. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.
     There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Ran Ji and Foguang. Although we have been advised by our PRC counsel, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Foguang and its owners) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, the PRC Property Rights Law that became effective on October 1, 2007 may require us to register with the relevant government authority the security interests on the equity interests in Foguang granted to us under the equity pledge agreements that are part of the contractual arrangements. If we are required to register such security interests, failure to complete such registration in a timely manner may result in such equity pledge agreements to be unenforceable against third party claims.
     The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.
     If Ran Ji or Foguang are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:
•	revoking the business and operating licenses of our PRC consolidated entities;

•	discontinuing or restricting the operations of our PRC consolidated entities;

•	imposing conditions or requirements with which we or our PRC consolidated entities may not be able to comply;

•	requiring us or our PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or

•	imposing fines.
     The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.
Our contractual arrangements with Foguang and its owners may not be as effective in providing control over these entities as direct ownership.
     We have no equity ownership interest in Foguang, and rely on contractual arrangements to control and operate the company and its businesses. These contractual arrangements may not be as effective in providing control over the company as direct ownership. For example, Foguang could fail to take actions required for our business despite its contractual obligation to do so. If Foguang fails to perform under its agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that the owners of Foguang will act in our best interests.
Because we rely on the consulting services agreement with Foguang for our revenue, the termination of this agreement will severely and detrimentally affect our continuing business viability under our current corporate structure.
     We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Ran Ji, our indirect wholly owned subsidiary, and Foguang. As a result, we currently rely entirely for our revenues on dividends payments from Ran Ji after it receives payments from Foguang pursuant to the consulting services agreement which forms a part of the contractual arrangements. The consulting services agreement may be terminated by written notice of Ran Ji or Foguang in the event that: (a) Foguang causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) one party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Ran Ji terminates its operations; or (d) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement. Additionally, Ran Ji may terminate the consulting services agreement without cause. Because neither we nor our direct and indirect subsidiaries own equity interests of Foguang, the termination of the consulting services agreement would sever our ability to continue receiving payments from Foguang under our current holding company structure. While we are currently not aware of any event or reason that may cause the consulting services agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the consulting services agreement is terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.
We rely principally on dividends paid by our consolidated operating entity to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.
     We are a holding company, and rely principally on dividends paid by our consolidated PRC operating entity for cash requirements, including the funds necessary to service any debt we may incur. In particular, we rely on earnings generated by Foguang, which are passed on to us through Ran Ji. If any of our consolidated operating subsidiaries incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements Ran Ji currently have in place with Foguang, in a manner that would materially and adversely affect our ability to pay dividends and other distributions on our equity interest.
     Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our consolidated PRC entity only out of its retained earnings, if any, determined in accordance with PRC accounting standards. Under PRC laws, rules and regulations, our consolidated PRC entities are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their statutory surplus reserve fund until the accumulative amount of such reserves reach 50.0% of their respective registered capital. As a result, our consolidated PRC entity is restricted in its ability to transfer a portion of its net income to us whether in the form of dividends, loans or advances. As of March 31, 2009, we had retained earnings of $5,834,633. Our retained earnings are not distributable as cash dividends. Any limitation on the ability of our consolidated operating subsidiaries to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.
Management members of Foguang have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.
     Mr. Yiyou Ran, our Chief Executive Officer and President, is also the Chairman of the Board of Foguang. Mr. Jianquan Chen, who is a member of our board of directors, is the General Manager of Foguang. Conflicts of interests between their respective duties to our company and Foguang may arise. As our directors and executive officer (in the case of Mr. Ran), they have a duty of loyalty and care to us under U.S. and Hong Kong law when there are any potential conflicts of interests between our company and Foguang. We cannot assure you; however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in Foguang’s interests to sever the contractual arrangements with Ran Ji; irrespective of the effect such action may have on us. In addition, any one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment that Foguang is obligated to remit to us under the consulting services agreement.
     In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against Foguang or our officers or directors who are members of Foguang’s management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Foguang and its management, all of which are located in China.
Risks Related to Doing Business in China
Foguang is subject to restrictions on making payments to us.
     We are a holding company incorporated in Delaware and do not have any assets or conduct any business operations other than our indirect investments in Foguang. As a result of our holding company structure, we rely entirely on payments from that company under the contractual arrangements with our indirect wholly owned subsidiary, Ran Ji. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our ordinary shares.
New labor laws in the PRC may adversely affect our results of operations.
     On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law. The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.
Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.
     All of our assets are located in the PRC. Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy law.
Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.
     All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.
Unprecedented rapid economic growth in China may increase our costs of doing business, and may negatively impact our profit margins and/or profitability.
     Our business depends in part upon the availability of relatively low-cost labor and materials. Rising wages in China may increase our overall costs of production. In addition, rising raw material costs, due to strong demand and greater scarcity, may increase our overall costs of production. If we are not able to pass these costs on to our customers in the form of higher prices, our profit margins and/or profitability could decline.
A downturn in the economy of the PRC may slow our growth and profitability.
     A significant portion of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.
     Although we are incorporated in Delaware, all of our business operations are conducted in China by Foguang. Most of our officers and directors reside in China and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.
     As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.
Governmental control of currency conversion may affect the value of your investment.
     The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Foguang. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.
Fluctuation in the value of RMB may have a material adverse effect on your investment.
     The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.
Dividends we receive from our subsidiary located in the PRC may be subject to PRC withholding tax.
     The recently enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that a maximum income tax rate of 20% is applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC, and the State Council has reduced such rate to 10% through the implementation regulations. We are a Delaware holding company and substantially all of our income is derived from the operations of Foguang located in the PRC, which is contractually obligated to pay its quarterly profits to our WFOE. Therefore, dividends paid to us by our WFOE in China may be subject to the 10% income tax if we are considered as a “non-resident enterprise” under the EIT Law. If we are required under the EIT Law and its implementation regulations to pay income tax for any dividends we receive from our WFOE, it may have a material and adverse effect on our net income and materially reduce the amount of dividends, if any, we may pay to our shareholders.

We face risks related to health epidemics and other outbreaks.
     Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.
If our land use rights are revoked, we would have no operational capabilities.
     Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our cemeteries relies on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.
Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.
     Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.
Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.
     As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.
If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.
     On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We have adopted an equity compensation plan in the future and intend to make securities grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.
     PRC companies have historically not adopted a US style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the US system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet US standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.
We are subject to a variety of environmental laws and regulations related to our operations, and we may become subject to forthcoming environmental regulations enacted in response to climate change. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.
     We are subject to various environmental laws and regulations for our cemetery operations. We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits. In addition, future environmental regulations that are enacted in response to global and regional climate change could place additional burdens on our operations. Complying with existing and possible future environmental laws and regulations, including laws and regulations relating to climate change, may impose upon us the need for additional capital equipment or other process requirements, restrict our ability to expand our operations, disrupt our operations, increase costs, subject us to liability or cause us to curtail our operations.
Risks Related to an Investment in Our Securities
Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.
     Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.
FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.
     In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.
     The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.
     Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:
•	receipt of substantial orders or order cancellations of products;

•	quality deficiencies in services or products;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	changes in recommendations of securities analysts;

•	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

•	government regulations, including stock option accounting and tax regulations;

•	energy blackouts;

•	acts of terrorism and war;

•	widespread illness;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures; or

•	rumors or allegations regarding our financial disclosures or practices.
     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.
To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.
     We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.
Our common shares are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.
     We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the NYSE Alternext (fka American Stock Exchange) or Nasdaq Capital Market or other markets.
     Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board” under the symbol CGPI.OB, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.
     Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.
The NASDAQ OTC Bulletin Board (“OTCBB”) is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.
     The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.
     When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.
     Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.
     The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB. Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.
Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.
     Our principal shareholders, who include our officers and directors, and their affiliated entities, own approximately 80% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.
     There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.
Holders of our common stock may be diluted in the future.
     We are authorized to issue up to 100 million shares of common stock and 20 million shares of preferred stock. Our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock and/or preferred stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock and/or preferred stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. At April 7, 2010 there were 12,659,762 shares of common stock outstanding and warrants to purchase 771,239 shares of common stock.
Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.
     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
     As of April 7, 2010, we had approximately 12,659,762 shares of common stock outstanding. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.
We may not be able to achieve the benefits we expect to result from the Share Exchange.
     On February 12, 2010, we concluded an Exchange Agreement and as a result Foguang became our variably controlled entity, and our primary business operations became that of Foguang. We also appointed a new Board of Directors and management consisting of persons from Gold Industry and changed our corporate name from Artistry Publications, Inc. to China Redstone Group, Inc.
     We may not realize the benefits that we hoped to receive as a result of the Exchange Agreement, which include:
•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.
     There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.
Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.
     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15th, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 6, and in our previous SEC filings.
     Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.
USE OF PROCEEDS
     We will not receive any proceeds from the sales by the selling stockholders. We may receive proceeds from any exercise of outstanding warrants. The selling shareholders may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders exercise the Warrants on a cashless basis, then we will not receive any proceeds.
SELLING SECURITY HOLDERS
     We are registering the following securities:
•	1,402,262 shares of Common Stock sold and issued to the Purchasers in the Financing;

•	701,126 shares of Common Stock underlying the Warrants issued to the Purchasers in the Financing; and

•	70,113 shares of Common Stock underlying the Warrants issued to the placement agent and its assignees in the Financing.
     We are registering these securities in order to permit the selling security holders to dispose of the shares of Common Stock from time to time. The selling security holders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”
     The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling security holders. Column A lists the names of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of April 7, 2010 (assuming full exercise of the Warrants held by such selling security holder, if any). Column C lists the shares of Common Stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of Common Stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold.

Column E lists the percentage of class beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold based on 12,402,262 shares of Common Stock outstanding on April 7, 2010.
     We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.
     The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our affiliates during the last three years. Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except for Rodman & Renshaw, LLC, no selling security holder is a FINRA registered broker-dealer or an affiliate of a broker-dealer.
Selling Security Holder Table

	Securities		Securities
	Beneficially	Securities	Beneficially	% Beneficial
	Owned Prior	Being	Owned After	Ownership
Name	to Offering	Offered	Offering	After Offering
(A)	(B)	(C)	(D)	(E)
Gerald Scott Klayman (1)	22,866	22,866	0	0%
Warberg Opportunistic Trading Fund LP (2)	34,500	34,500	0	0%
Paul Hickey (3)	150,000	150,000	0	0%
Kevin Denuccio (4)	57,155	57,155	0	0%
Matthew Hayden (5)	114,318	114,318	0	0%
Ronald Nash (6)	60,000	60,000	0	0%
David W. Forti (7)	22,866	22,866	0	0%
Taylor International Fund, Ltd. (8)	300,000	300,000	0	0%
Shira Capital LLC (9)	150,000	150,000	0	0%
Barry Honig (10)	90,000	90,000	0	0%
The USX China Fund (11)	75,000	75,000	0	0%
RL Capital Partners LP (12)	75,000	75,000	0	0%
Anthony G. Polak (13)	15,000	15,000	0	0%
Jamie Polak (14)	15,000	15,000	0	0%
Frederick B. Polak (15)	15,000	15,000	0	0%
Domaco Venture Capital Fund (16)	15,000	15,000	0	0%
David Frascella (17)	37,500	37,500	0	0%
Larry Frascella (18)	37,500	37,500	0	0%
Ronald M. Lazar, IRA, Pershing LLC as Custodian (19)	15,000	15,000	0	0%
Fort Ashford Funds, LLC (20)	57,160	57,160	0	0%
Hammerman Capital Partners, LP (21)	75,000	75,000	0	0%
Jayhawk Private Equity Fund II, L.P. (22)	548,781	548,781	0	0%
Jeffrey A. Grossman (23)	45,732	45,732	0	0%
HCP Opportunity Fund, LP (24)	75,000	75,000	0	0%
Rodman & Renshaw, LLC (25)	42,068	42,068	0	0%
Ramnarain Jaigobind (26)	15,692	15,692	0	0%
Chirag Choudhary (27)	5,538	5,538	0	0%
Harry Ioannou (28)	2,704	2,704	0	0%
George Anagnostou (29)	734	734	0	0%
Eric Lord (30)	2,595	2,595	0	0%
Kevin Mangan (31)	782	782	0	0%

(1)	Includes 15,244 shares of Common Stock and 7,622 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing (more fully described under the section titled “History and Corporate Structure” below), all of which we are registering for resale pursuant to the securities purchase agreement that we entered into as part of the Financing (the “Securities Purchase Agreement”).

(2)	Includes 23,000 shares of Common Stock and 11,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Daniel Worsh and Jonathan Blumberg have shared dispositive and voting power over these securities held by Warberg Opportunistic Trading Fund LP.

(3)	Includes 100,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to Securities Purchase Agreement.

(4)	Includes 38,110 shares of Common Stock and 19,055 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(5)	Includes 76,212 shares of Common Stock and 38,106 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(6)	Includes 40,000 shares of Common Stock and 20,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(7)	Includes 15,244 shares of Common Stock and 7,622 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(8)	Includes 200,000 shares of Common Stock and 100,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Stephen Taylor and Robert Kirkland have shared dispositive and voting power over the securities held by Taylor International Fund, Ltd.

(9)	Includes 100,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Montgomery Cornell and Michael Ryan have shared dispositive and voting power over the securities held by Shira Capital, LLC.

(10)	Includes 60,000 shares of Common Stock and 30,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(11)	Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Stephen L. Parr and Kim Williams have shared dispositive and voting power over the securities held by The USX China Fund.

(12)	Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Anthony Polak and Ronald Lazar have shared dispositive and voting power over the securities held by RL Capital Partners LP.

(13)	Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(14)	Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(15)	Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(16)	Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Jack Polak has sole dispositive and voting power over the securities held by Domaco Venture Capital Fund.

(17)	Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(18)	Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(19)	Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Ronald Lazar has sole dispositive and voting power over the securities held by Ronald M. Lazar, IRA, Pershing LLC as Custodian.

(20)	Includes 38,110 shares of Common Stock and 19,055 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Frank Kavanaugh has sole dispositive and voting power over the securities held by Fort Ashford Funds, LLC.

(21)	Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Jason Hammerman has sole dispositive and voting power over the securities held by Hammerman Capital Partners, LP.

(22)	Includes 365,854 shares of Common Stock and 182,927 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Kent McCarthy has sole dispositive and voting power over the securities held by Jayhawk Private Equity Fund II, L.P.

(23)	Includes 30,488 shares of Common Stock and 15,244 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(24)	Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement. Jason Hammerman has sole dispositive and voting power over the securities held by HCP Opportunity Fund, LP.

(25)	Includes 42,068 shares of Common Stock underlying the Warrants issued to this selling security holder as placement agent in the Financing. David Horin has sole voting and dispositive power over the shares held by Rodman & Renshaw, LLC.

(26)	Includes 15,692 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.

(27)	Includes 5,538 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.

(28)	Includes 2,704 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.

(29)	Includes 734 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.

(30)	Includes 2,595 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.

(31)	Includes 782 shares of Common Stock underlying the Warrants issued to this selling security holder as assignee of placement agent in the Financing.
PLAN OF DISTRIBUTION
     Each selling security holder named above and any of their pledgees, assignees, and successors-in-interest (each a “Selling Security Holder” and collectively the “Selling Security Holders”) may, from time to time, sell any or all of their shares of Common Stock on the NASDAQ OTC Bulletin Board (“OTCBB”) or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
     In connection with the sale of the Common Stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of Common Stock.
     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.
     We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which all of the registrable shares may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, or (ii) all of the registrable shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
BUSINESS
Overview
     We are a private provider of cemetery products and services in Chongqing, China. We are primarily focused on developing cemeteries and selling cemetery plots, although we also provide park and garden development and construction services. Our first cemetery development project is the Chongqing Guiyuan Cemetery I (“Guiyuan I”), located in Changshou District of Chongqing on approximately 66,660 square meters of land. The entire cemetery plots of Guiyuan I have been sold, at an average price of RMB 30,000 ($4,412) per plot. We are currently developing the Chongqing Guiyuan Cemetery II (“Guiyuan II”), our second cemetery project in Changshou. Guiyuan II, in development since 2002, occupies a land over 666,000 square meters, of which approximately 46,620 square meters have been developed to date. We have also secured approximately 1,194,804 square meters of land surrounding Longqiao Lake, which portions of Guiyuan II overlook. We are planning to develop this land as a park, with mausoleums and temples, to complement and enhance Guiyuan II.
     Both Guiyuan I and Guiyuan II are among the most highly regarded facilities in our market area in terms of a number of factors such as tradition, heritage, reputation, physical size, volume of business, available inventory, name recognition, aesthetics and potential for development or expansion. In 2006 and 2007, we were ranked amongst the top 50 private-owned enterprises in Chongqing.

History and Corporate Structure
     We were incorporated in Delaware on July 10, 2007, originally under the name “Artistry Publications, Inc.”, with a principal business objective to enter the photography industry specializing in historic landscape photography and produce excellent affordable artwork.
     On February 12, 2010 (the “Closing”), we entered into a share exchange agreement (the “Exchange Agreement”) with Gold Industry Limited, a company incorporated in Cayman Islands (“Gold Industry”), and Holy Golden Industry Limited, a British Virgin Islands company which, immediately prior to the closing of the transactions contemplated by the Exchange Agreement, held 100% of Gold Industry’s issued and outstanding share capital (the “Cayman Shareholder”). Under the Exchange Agreement, the Company completed the acquisition of all of the issued and outstanding shares of Gold Industry through the issuance of 8,800,000 restricted shares of Common Stock to the Cayman Shareholder of Gold Industry. Immediately prior to the Exchange Agreement transaction, the Company had 13,075,000 shares of Common Stock issued and outstanding, of which 10,875,000 shares of Common Stock collectively owned by Helen Schwartz and Ruth Shepley were cancelled immediately prior to the Closing pursuant to the Exchange Agreement. Immediately after the issuance of the shares to the Cayman Shareholder, the Company had 11,000,000 shares of Common Stock issued and outstanding.
     Gold Industry is a holding company incorporated in Cayman Islands. Since incorporation, Gold Industry has not conducted any substantive operations of its own except for holding 100% equity interests of Gold Holy.
     Gold Holy is a holding company established in Hong Kong Special Administration Region on September 29, 2009. Other than holding 100% equity interests of Ran Ji, Gold Holy has no other separate operations of its own.
     Ran Ji is a shareholding limited company organized in the PRC on December 15, 2009. Ran Ji was formed by Gold Holy. Other than the activities relating to its contractual arrangements with Foguang as described below, Ran Ji has no other business operations.
     Foguang is a shareholding limited company organized in the PRC on October 10, 2002. Foguang holds the government licenses and approvals necessary to operate the death care business in China. We do not own any equity interests in Foguang, but control and receive the economic benefits of its business operations through contractual arrangements. Through Ran Ji, we have contractual arrangements with Foguang and its owners pursuant to which we provide consulting and other general business operation services. Through these contractual arrangements, we also have the ability to substantially influence their daily operations and financial affairs, since we are able to appoint their senior executives and approve all matters requiring approval of the equity owners. As a result of these contractual arrangements, which enable us to control Foguang and to receive, through Ran Ji, all of its profits, we are considered the primary beneficiary of Foguang.
Contractual Arrangements with Foguang and its Owners
     On December 15, 2009, Ran Ji entered into the following contractual arrangements with Foguang and its owners:
     Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between Ran Ji and Foguang, Ran Ji has the exclusive right to provide to Foguang general services related to the tourism development industry as well as consulting services related to tourism project, cemetery management, funeral ashes, planting of flowers, nursery stock and Chinese herbal, biomass research, production and marketing of arts and crafts, and designing of landscape (the “Services”). Ran Ji also sends employees to Foguang and Foguang bears the costs and expenses for such employees. Under this agreement, Ran Ji owns the intellectual property rights developed through the Services provided to Foguang. Foguang pays a quarterly consulting service fee in Renminbi (“RMB”) to Ran Ji that is equal to all of Foguang’s revenue for such quarter. The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of this agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within fourteen (14) days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Ran Ji terminates its operations; (d) Foguang’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the consulting services agreement. Additionally, Ran Ji may terminate the consulting services agreement without cause.

     Operating Agreement. Pursuant to the operating agreement among Ran Ji, Foguang and the owners of Foguang who collectively hold 100% of the issued and outstanding equity interests of Foguang (collectively the “Foguang Owners”), Ran Ji provides guidance and instructions on Foguang’s daily operations, financial management and employment issues. The Foguang Owners must designate the candidates recommended by Ran Ji as their representatives on Foguang’s board of directors. Ran Ji has the right to appoint senior executives of Foguang. In addition, Ran Ji agrees to guarantee the performance of Foguang under any agreements or arrangements relating to Foguang’s business arrangements with any third party. Foguang, in return, agrees to pledge its accounts receivable and all of its assets to Ran Ji. Moreover, Foguang agrees that without the prior consent of Ran Ji, Foguang will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Foguang, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten years from December 15, 2009, and may be extended only upon Ran Ji’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties.
     Equity Pledge Agreement Under the equity pledge agreement between the Foguang Owners and Ran Ji, the Foguang Owners pledged all of their equity interests in Foguang to Ran Ji to guarantee Foguang’s performance of its obligations under the consulting services agreement. If Foguang or the Foguang Owners breach their respective contractual obligations, Ran Ji, as pledgee, will be entitled to certain rights, including, but not limited to, the right to sell the pledged equity interests, the right to vote and control the pledged assets. The Foguang Owners also agreed, that upon occurrence of any event of default, Ran Ji shall be granted an exclusive, irrevocable power of attorney to take actions in the place and instead of the Foguang Owners to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Ran Ji may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The Foguang Owners agreed not to dispose of the pledged equity interests or take any actions that would prejudice Ran Ji’s interest. The equity pledge agreement will expire in two years after Foguang’s obligations under the exclusive consulting services agreement have been fulfilled.
     Option Agreement. Under the option agreement between the Foguang Owners and Ran Ji, the Foguang Owners irrevocably granted Ran Ji or its designated person an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Foguang for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law. Ran Ji or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten years from December 15, 2009, and may be extended prior to its expiration by written agreement of the parties.
     Proxy Agreement. Pursuant to the proxy agreement among Ran Ji, the Foguang Owners, and Foguang, the Foguang Owners agreed to entrust all the rights to exercise their voting power to designee(s) of Ran Ji. Such designee(s) shall have the right to exercise the Foguang Owners’ voting and other rights, including the attendance at and the voting of their shares at Foguang’s shareholders meetings (or by written consent in lieu of meetings) in accordance with applicable laws and Foguang’s Article of Association. This agreement may not be terminated without the unanimous consent of all parties, except that Ran Ji may, by giving a thirty (30) day prior written notice to the Foguang Owners, terminate the proxy agreement, with or without cause.

Our Current Corporate Structure

(1)	Our management includes: Yiyou Ran as Chief Executive Officer, President and Chairman, Michael Wang as Chief Financial Officer, Treasurer, Secretary and Director, and Jianquan Chen and Tim Hudson as members of the board of directors.

(2)	The management of Gold Industry is comprised of Yiyou Ran, Jianquan Chen and Yang Chen as its directors. Artistry is the sole shareholder of Gold Industry.

(3)	The management of Gold Holy is comprised of Yiyou Ran, Jianquan Chen and Yang Chen as its directors. Gold Industry is the sole shareholder of Gold Holy.

(4)	The management of Ran Ji is comprised of Yiyou Ran, Jianquan Chen and Yang Chen as its directors. Holy Gold is the sole shareholder of Ran Ji

(5)	Ran Ji controls Foguang through contractual arrangements designed to mimic equity ownership of Foguang by Ran Ji. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement.

(6)	The management of Foguang is comprised of Yiyou Ran, Jianquan Chen and Yang Chen as its directors.
Financing
     On February 23, 2010, we entered into a securities purchase agreement (the “Agreement”) with 24 institutional and/or accredited investors (collectively the “Purchasers”) pursuant to which the Company sold $4,599,415 of units of its equity securities to the Purchasers in a private placement (the “Transaction”). Each unit is comprised of 100,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), at a per share purchase price of $3.28 per share, and warrants to purchase up to 50,000 shares of Common Stock. At the closing of the Transaction on February 23, 2010, the Company issued 1,402,262 shares of Common Stock (the “Shares”) and four-year warrants to purchase 701,126 shares of Common Stock (the “Warrants”). At the closing of the Transaction, the Company also issued warrants to purchase up to 70,113 shares of Common Stock to its placement agent and its assignees.

     The Agreement includes customary representations and warranties by each party thereto. Additionally:
•	We agree to grant to the Purchasers certain registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”), which terms are further described below; and

•	We covenant to use our best efforts to meet the listing requirements for a senior exchange within six months after the closing of the Transaction.
     The Warrants entitle each Purchaser to purchase up to 50% of the number of shares of Common Stock acquired by such Purchaser in the Transaction, and expire on the fourth anniversary of their issuance date (the “Termination Date”). The Warrants may be exercised on a “cashless” basis if, at any time after the first anniversary of their issuance date, there is no registration statement in effect registering the resale of the shares of Common Stock underlying the Warrants, provided that all Warrants outstanding on Termination Date shall be exercised on a cashless basis. The exercise price of the Warrants is $4.10 per share, subject to certain adjustments as described further in “Description of Securities” below.
     In connection with the Transaction, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we are required to file a registration statement registering the resale of the Shares and the Common Stock underlying the Warrants (including any additional shares issuable resulting from the anti-dilution provisions of the Warrants) with the Securities and Exchange Commission (the “SEC”) not later than 45 days from the closing of the Transaction, and be declared effective by the SEC not later than 180 days from the closing of the Transaction (or 210 days in the event of a full review by the SEC). If the registration statement is not timely filed or timely declared effective, we are liable to each Purchaser for liquidated damages of 1% of such Purchaser’s purchase price per month until the registration statement is filed or declared effective, up to a maximum of 12% of such Purchaser’s purchase price.
Our Customers
     Our customers are individuals or families that would purchase graves for members for their families that are presently living or deceased. According to National Population and Family Planning Commission of the PRC, the current annual death rate of Chongqing is 0.65% and it is predicted to go up to approximately 0.7% in the next three years. In the meantime, the population for the city keeps growing and the pace of urbanization has quickened. For example, in 2008, the population of urban residents has increased 500,600 compared to 2007. This will increase the market demand of nearly 3,000 graves in our target market annually. The cremation number of the city is about 45,000 each year, in which 60% to 70% of the deceased’s relatives will purchase graves. Their demand also constitutes our target market.
     The following is a breakdown of the grave types purchased by our current customers:

Grave Type	Price	Percentage of Customer
Double Graves	Below $1,500 (Below RMB 10,000)	15%
Double Graves	Between $1,500 and $4,500 (Between RMB 10,000 and 30,000)	33%
Single Graves	Between $4,500 and $7,500 (Between RMB 30,000 and 50,000)	38%
Single Graves	Between $7,500 and $15,000 (Between RMB 50,000 and 100,000)	10%
Single Graves	Between $15,000 and $45,000 (Between RMB 100,000 and 300,000)	2.5%
Single Graves	Between $45,000 and $75,000 (Between RMB 300,000 and 500,000)	1%
Single Graves	0.5%Over $75,000 (Over RMB 500,000)	0.5%
Our Suppliers and Manufacturers
     We entered into a long term contract with a local manufacturer to manufacture bluestone memorials for our cemetery operations. We provide the manufacturer with our own design specifications and the manufacturer produces, delivers and mounts the memorials to our burial vaults.

     We also entered into various project-based construction contracts with local contractors to build our cemetery facilities. Some of the projects include turning hillside into terraced fields, building roads, pathways and office facilities, digging up burial vaults, and building a lake dam.
Our Sales and Marketing
     As of March 31, 2010, we employed our sales and marketing force included 6 employees, who also oversaw 12 sales and 23 agents who are independent contractors. We have made a strong commitment to the training of our employees in order to ensure that our customers receive the highest quality customer service. Our training program includes pre-employment training and on-employment training of professional ethics and sales techniques. Each employee’s sales performance will be evaluated by his supervisor on a yearly basis. Based on the evaluation, the employee may be granted a year-end bonus, pay raise or promotion.
     We reward our salespeople with incentives for generating new customers. Substantially all of our sales force is compensated based on performance. Commissions are augmented with various bonus and incentive packages to ensure a high quality, motivated sales force. We pay commissions to our sales personnel based on a percentage of the price of the products and services, which varies from 6% to 30%, of the total contract price. In addition, our sales personnel receive an award varying from 1,000 RMB to 10,000 RMB for yearly sales of 1 million RMB or more by the sales agents assigned to them. We pay our sales agent based on a percentage of sales varying from 10% to 12% and we offer an extra 2% or 3% award to yearly sales of 1.8 million RMB or more.
     We also advertise on television from time to time. From February 4, 2009 to March 20, 2009, we ran commercials on the local Changshou television during prime commercial time after the news rebroadcast on national television.
Our Competition
     The operating environment in the death care industry has been highly competitive. Although we are the largest private provider of cemetery products and services in Chongqing, we nevertheless face intense and crude competition from numerous local funeral homes and cemetery firms. Our primary competitors in Chongqing are:

Name of Competitors	Description of Competitors	Comparison with Foguang
Chongqing Long Tai Mountain Cemetery	This is a cemetery found in 1994 and consists of over 41 acres.	This cemetery has more demand than its land could supply and it is conveniently located in downtown Chongqing.

Chongqing Hua Yan Ta Yuan	This is a Hong Kong based project and currently the only pagoda cemetery project in China.	This cemetery is limited to 40,000 tombs, all of which have been sold as of November 2009.

Chongqing Hua Xia Cemetery	This cemetery is currently the most expensive and elaborate cemetery site in China.	Cost per tomb starts at 60,000 RMB (approximately US$10,000). The cemetery is only 8.6 acres in size and has no land for further expansion.
     We have observed new start-up competition in certain areas of Chongqing, which in any one market may have impacted our profitability because of the high fixed cost nature of cemeteries. Market share for cemeteries is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well-maintained and conveniently located facilities are also important. Because of the importance of reputation and heritage, market share increases are usually gained over a long period of time. The sale of cemetery property has increasingly been used by many companies as a marketing tool to build market share.
Intellectual Properties and Licenses
     Our Company currently does not have any intellectual properties and licenses.
Governmental Regulations
Compliance with Circular 106 and the 2006 M&A Regulations
     On May 29, 2007, China’s State Administration of Foreign Exchange (“SAFE”) issued an official notice known as “Circular 106”, which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China. Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors”, issued jointly by Ministry of Commerce (“MOFCOM”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce (“SAIC”), China Securities Regulatory Commission and SAFE in August 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.
Dividend Distribution
     The principal laws, rules and regulations governing dividends paid by our PRC operating subsidiary include the Company Law of the PRC (1993), as amended in 1999, 2004 and 2005 respectively, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, our PRC subsidiary may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a wholly foreign-owned enterprise (“WFOE”) has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds. After the allocation of relevant welfare and funds, the equity owners can distribute the rest of the after-tax profits provided that all the losses of the previous fiscal year have been made up.
Taxation
     The applicable income tax laws, regulations, notices and decisions (collectively referred to as “Applicable Foreign Enterprises Tax Law”) related to foreign investment enterprises and their investors mainly include the following:
•	Notice Relating to Taxes Applicable to Foreign Investment Enterprises / Foreign Enterprises and Foreign Nationals in Relation to Dividends and Gains obtained from Holding and Transferring of Shares promulgated by State Tax Bureau on July 21, 1993;

•	Amendments to the Income Tax Law Applicable to Individuals of the PRC promulgated by Standing Committee of the National People’s Congress (“NPC”) on October 31, 1993;

•	Notice on Relevant Policies Concerning Individual Income Tax issued by Ministry of Finance and the State Tax Bureau on May 13, 1994;

•	Notice on Reduction of Income Tax in Relation to Interests and Gains Derived by Foreign Enterprises from the PRC, promulgated by the State Council on November 18, 2000; and

•	Enterprise Income Tax Law of the PRC (“New EIT Law”) issued by NPC on March 16, 2007, which came into effect on January 1, 2008.
Income Tax on Foreign Investment Enterprises
     According to the New EIT Law, PRC domestic enterprises and foreign investment enterprises (including sino-foreign equity joint ventures, sino-foreign co-operative joint ventures and WFOEs established in the territory of the PRC) are required to pay a uniform income tax at a rate of 25% of their taxable income and the former tax exemption, reduction and preferential treatments applicable to foreign investment enterprises are revoked.
     In 2009, Foguang Group’s income tax was at a rate of 25%.
Value Added Tax
     The Provisional Regulations of the PRC Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994 and were amended in 2008. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

     Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and service in the same financial year.
Business Tax
     According to the Provisional Regulations of the PRC Concerning Business Tax promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994, which was revised by the State Council on November 10, 2008 and enforced from January 1, 2009, business that provides services, assigns intangible assets or sells immovable property became liable to business tax at a rate ranging from 3 to 5% of the charges of the services provided, intangible assets assigned or immovable property sold, as the case may be.
Tax on Dividends from PRC Enterprise with Foreign Investment
     According to the Applicable Foreign Enterprises Tax Law, income such as rental, royalty and profits from the PRC derived by a foreign enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, subject to reduction as provided by any applicable double taxation treaty, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. The profit derived by a foreign investor from a PRC enterprise with foreign investment is exempted from PRC withholding tax according to the Applicable Foreign Enterprises Tax Law.
Wholly-Owned Foreign Enterprise (“WFOE”)
     WFOEs are governed by the Law of the PRC Concerning Enterprises with Sole Foreign Investments, which was promulgated on April 12, 1986 and amended on October 31, 2000, and its Implementation Regulations promulgated on December 12, 1990 and amended on April 12,2001 (together the “Foreign Enterprises Law”).
(a)	Procedures for establishment of a WFOE

The establishment of a WFOE will have to be approved by the MOFCOM (or its delegated authorities). If two or more foreign investors jointly apply for the establishment of a WFOE, a copy of the contract between the parties must also be submitted to the MOFCOM (or its delegated authorities) for its record. A WFOE must also obtain a business license from the SAIC before it can commence business.

(b)	Nature

A WFOE is a limited liability company under the Foreign Enterprises Law. It is a legal person which may independently assume civil obligations, enjoy civil rights and has the right to own, use and dispose of property. It is required to have a registered capital contributed by the foreign investor(s). The liability of the foreign investor(s) is limited to the amount of registered capital contributed. A foreign investor may make its contributions by installments and the registered capital must be contributed within the period as approved by the MOFCOM (or its delegated authorities) in accordance with relevant regulations.

(c)	Profit distribution

The Foreign Enterprise Law provides that after payment of taxes, a WFOE must make contributions to a reserve fund, an enterprise development fund and an employee bonus and welfare fund. The allocation ratio for the employee bonus and welfare fund may be determined by the enterprise. However, at least 10% of the after tax profits must be allocated to the reserve fund. If the cumulative total of allocated reserve funds reaches 50% of an enterprise’s registered capital, the enterprise will not be required to make any additional contribution. The reserve fund may be used by a WFOE to make up its losses and with the consent of the examination and approval authority, can also be used to expand its production operations and to increase its capital. The enterprise is prohibited from distributing dividends unless the losses (if any) of previous years have been made up. The development fund is used for expanding the capital base of the company by way of capitalization issues. The employee bonus and welfare fund can only be used for the collective benefit and facilities of the employees of the WFOE.

Catalogue for the Guidance of Foreign Investment Industries
     China issued the Catalogue for the Guidance of Foreign Investment Industries (“Guidance Catalogue”) in 1995, which was amended in 2002, 2004 and 2007 respectively. The current version of the Guidance Catalogue was promulgated by the MOFCOM and the National Development and Reform Commission (“NDRC”) on October 31, 2007 and became effective as of December 1, 2007, which retains the classification methodology and organizational structure used in the previous versions without significant changes. The Guidance Catalogue divides foreign investments into four categories:
     (i) Encouraged Category. There are various incentives and preferential treatments for “encouraged” projects, mainly tax exemptions and rebates. Most foreign investment projects in the “encouraged” sector are allowed to take the form of WFOE;
     (ii) Permitted Category. Sectors not listed therein belong to the “permitted” category and they are determined by the rule of exception. Therefore, unless the items are transferred among the “encouraged”, “restricted” and “prohibited” categories, any addition to or deletion from the “encourage”, “restricted” and “prohibited” categories would consequently affect the scope of the “permitted” category. Like those in the “encouraged” sector, foreign investment projects in the “permitted” sector are allowed to take the form of WFOE. However, they are generally not eligible for extra incentives and preferential treatments;
     (iii) Restricted Category. There are stricter approvals or filing requirements for “restricted” projects. Furthermore, foreign investment projects in the “restricted” sectors may be required to take the form of Joint Venture. The foreign investors may only hold a minority interest in the investment projects; and
     (iv) Prohibited Category. Foreign investments are not allowed in these sectors.
Foreign Exchange Controls
     Major reforms have been introduced to the foreign exchange control system of the PRC since 1993.
     On December 28, 1993, the People’s Bank of China (“PBOC”), with the authorization of the State Council issued the Notice on Further Reform of the Foreign Exchange Control System which came into effect on January 1, 1994. Other new regulations and implementation measures include the Regulations on the Foreign Exchange Settlement, Sale and Payments which were promulgated on June 20, 1996 and took effect on July 1, 1996 and which contain detailed provisions regulating the settlement, sale and payment of foreign exchange by enterprises, individuals, foreign organizations and visitors in the PRC and the regulations of the PRC on Foreign Exchange Control which were promulgated on January 1, 1996 and took effect on April 1, 1996 and which contain detailed provisions in relation to foreign exchange control.
     The foreign exchange earnings of all PRC enterprises, other than those foreign investment enterprises (“FIE”), who are allowed to retain a part of their regular foreign exchange earnings or specifically exempted under the relevant regulations, are to be sold to designated banks. Foreign exchange earnings obtained from borrowings from foreign institutions or issues of shares or bonds denominated in foreign currency need not be sold to designated banks, but must be kept in foreign exchange bank accounts of designated banks unless specifically approved otherwise.
     At present, control of the purchase of foreign exchange is relaxed. Enterprises within the PRC which require foreign exchange for their ordinary trading and non-trading activities, import activities and repayment of foreign debts may purchase foreign exchange from designated banks if the application is supported by the relevant documents. Furthermore, FIEs may distribute profit to their foreign investors with funds in their foreign exchange bank accounts kept with designated banks. Should such foreign exchange be insufficient, enterprises may purchase foreign exchange from designated banks upon the presentation of the resolutions of the directors on the profit distribution plan of the particular enterprise.
     Although the foreign exchange control over transactions under current accounts has decreased, enterprises shall obtain approval from SAFE before they accept foreign-currency loans, provide foreign currency guarantees, make investments in foreign countries or carry out any other capital account transactions involving the purchase of foreign currencies.
     In foreign exchange transactions, designated banks may freely determine applicable exchange rates based on the rates publicized by PBOC and subject to certain governmental restrictions.

     On October 21, 2005, SAFE issued the Notice of the State Administration of Foreign Exchange on Exchange Control Issues Relating to Financing and Reverse Investment by Persons Resident in the People’s Republic of China Through Offshore Special Purpose Vehicles (“SAFE Notice No. 75”), which became effective as of November 1, 2005. According to the SAFE Notice No. 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.
     Moreover, the SAFE Notice No. 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in the SAFE Notice No. 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who control our Company from time to time are required to register with the SAFE in connection with their investments in us.
PRC Funeral Regulations and Compliance with Environmental Laws
     Our operations are subject to regulations and supervision under state, and local laws, ordinances, and regulations, including extensive regulations concerning cemetery construction, sales of funeral and cemetery products and services, and various other aspects of our business.
     We are subject to the requirements of the Regulations on Funeral and Interment Control promulgated by Decree No. 225 of the State Council of the PRC on July 21, 1997 and Rules of Chongqing on Funeral and Interment Control promulgated by the local government on May 29, 1998. Pursuant to the laws and regulations, the type of funeral equipment we use and the size of burial vaults we construct and sell to our customers must comply with state unified specifications and standards. In addition, any construction of cemetery or funeral home must be approved by the Administration of Civil Affairs and the construction must be limited away from a certain areas such as cultivated land, forest land, urban parks, scenic spots, protected areas of water resources, railways and highways.
     We believe that we are in substantial compliance with all such laws and regulations.
Seasonality
     The death care business is relatively stable and predictable. However, we generally experience fewer sales in the summer season due to the extreme hot weather in Chongqing since less people are willing to conduct site visits in extreme heat; even though these decreases have not historically had any significant impact on our results of operations.
Employees
     The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of March 31, 2010:

	Number of	%
	Employees	of Employees
Management & Administration	11	25.58%
Finance	5	11.62%
Cemetery Administration Office	8	18.60%
Sales & Marketing	6	13.95%
Construction Projects	8	18.60%
Customer Service	5	11.62%
TOTAL	43	100.0%
     Our employees are interviewed and hired by our management team and generally, we offer training programs to new workers to better understand our corporate regulations and professional ethics and improve their relevant skills during the training period. We believe that our relationship with our employees is good. Management expects that our access to reasonably priced and competent labor will continue into the foreseeable future.

     We are in full compliance with Chinese labor laws and regulations and are committed to providing safe and comfortable working conditions and accommodations for our employees. We believe in the importance of maintaining our social responsibilities, and we are committed to providing employees with a safe, clean and comfortable working environment and accommodations. Our employees are also entitled to time off during public holidays. We are in full compliance with our obligations to provide pension benefits to our workers, as mandated by the PRC government. We strictly comply with Chinese labor laws and regulations, and offer reasonable wages, life insurance and medical insurance to our workers.
Environmental Matters
     Our operations are subject to certain PRC environmental regulations. We believe that we are in substantial compliance with all such laws and regulations. For more information on such environmental laws and regulations, please refer to the section on “PRC Funeral Regulations and Compliance with Environmental Law.”
Offices
     Our principal executive office is located at 239 Jianxin Road, Jiangbei District, Chongqing, PRC 400000. Our main telephone number is (86) 023-67755514, and our fax number is (86) 023-67759771.
DESCRIPTION OF PROPERTY
Chongqing offices and facilities
     The table below provides a general description of our offices and facilities, all of which are located in Chongqing, China.

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
LongQiao Village and QianFo Village, JiangNan Town, ChangShou District, Chongqing, PRC 401258	Commercial and residential use	339,444.20 square meters	N/A (property owned by the Company)

The Agricultural Land of LongQiao Lake Village Group 6, JiangNan Town, ChangShou District, Chongqing, PRC 401258	Business operation	133,334 square meters	December 31, 2027

The Wasteland and Timberland of LongQiao Lake Village Group 6, JiangNan Town, ChangShou District, Chongqing, PRC 401258	Business Operation	213,312 square meters	December 31, 2055

The House Sites of LongQiao Lake Group 6, Jiangnan Town, ChangShou District, Chongqing, PRC 401258	Comprehensive development	27,997.2 square meters	June 9, 2029 (renewable up to 100 years)

239 Jianxin Road , Jiangbei District, Chongqing, PRC 400000	Office	1,053 square meters	December 31, 2012

1 Huigong Road, 4th Floor, Room 1-1, Nan’an District, Chongqing, PRC 400000	Business Operation	630.36 square meters	January 6, 2035

1 Huigong Road, 4th Floor, Room 1-2, Nan’an District, Chongqing, PRC 400000	Business Operation	876.63 square meters	January 6, 2035

1 Huigong Road, 4th Floor, Room 1-3, Nan’an District, Chongqing, PRC 400000	Business Operation	431.16 square meters	January 6, 2035

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
Fuli Bowling House, San Dong Qiao, Feng Cheng Town, ChangShou District, Chongqing, PRC 401220	Business Operation	N/A	N/A
     We lease our offices for business operation in Chongqing under property lease agreements for agricultural land that expires on December 31, 2027 and non-agricultural land that expires on December 31, 2055. We also lease a facility for comprehensive development in Chongqing under a property lease agreement that expires on June 9, 2108 with an option to renew the lease for up to one hundred years. Minimum future commitments under the lease agreements payable as of March 31, 2009 are as follows:

Year Ended March 31	Amount
2010	$22,679
2011	$22,679
2012	$22,679
2013	$22,679
2014	$22,679
SUMMARY CONSOLIDATED FINANCIAL DATA
     You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The financial data for the years ended March 31, 2009 and 2008 were derived from our audited financial statements, and the financial data for the three months and nine months ended December 31, 2009 and 2008 from our reviewed financial statements, included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.
(Amounts in USD)

	Three Months Ended		Nine Months Ended		Twelve Months
	December 31,		December 31,		Ended March 31,
	2009	2008	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income statement data:
Revenues	11,403,585	1,969,952	26,467,501	11,186,413	18,313,720	22,121,639
Cost of Goods Sold	5,339,808	1,014,616	12,110,391	6,407,734	9,938,853	12,694,927
Gross Profit	6,063,777	955,336	14,357,110	4,778,679	8,374,867	9,426,712
Total Operating Expenses	643,198	194,838	1,397,182	868,277	1,471,475	1,685,737
Income from Operations	5,420,579	760,498	12,959,928	3,910,402	6,903,392	7,740,975
Total Other Income	150,451	39,584	352,153	186,903	283,560	330,614
Earnings Before Tax	5,571,030	800,082	13,312,081	4,097,305	7,186,952	8,071,589
Income Tax	(1,414,552)	(67,002)	(3,267,843)	(836,642)	(1,689,693)	(2,346,605)
Net Income	4,156,478	733,080	10,044,238	3,260,663	5,497,259	5,724,984
Footnotes
The share exchange transaction between us and Gold Industry is deemed to be a reverse acquisition, where we (the legal acquirer) are considered the accounting acquiree and Gold Industry (the legal acquiree) is considered the accounting acquirer.
Balance Sheet Data
(Amounts in USD)

	At December 31,	At March 31,	At March 31,
	2009	2009	2008
Consolidated Balance Sheet Data:	(Unaudited)
Cash	$4,608,455	$1,392,961	$1,719,620
Total Current Assets	$13,703,193	$7,713,109	$11,766,222
Total Current Liabilities	$4,152,734	$3,777,072	$5,787,182
Total Shareholders’ Equity	$29,869,475	$19,774,555	$13,765,547

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
     The following discussion and analysis of the results of our operations and financial condition for the fiscal years ended March 31, 2009, March 31, 2008 and for the three months ended December 31, 2009 and 2008 and nine months ended December 31, 2009 and 2008 should be read in conjunction with the Selected Consolidated Financial Data, our financial statements, and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.
OVERVIEW
     China Redstone Group, Inc. (the “Company”, “we”, “our”, or “us”) was incorporated in Delaware originally under the name “Artistry Publications, Inc.” (“Artistry”) on July 10, 2007. On April 6, 2010, we changed our name to “China Redstone Group, Inc.” to reflect our current business operations.
     On February 12, 2010, we acquired Gold Industry Limited (“Gold Industry”) by way of the exchange of 8,800,000 shares of our Common Stock for 100% of the issued and outstanding common stock of Gold Industry. We accounted for this share exchange transaction as a reverse acquisition and recapitalization and, as a result, our consolidated financial statements are in substance those of Gold Industry, with the assets and liabilities, and revenues and expenses, of Artistry being included effective from the date of the share exchange transaction. Please see “History and Corporate Structure” above and Note 16 to the consolidated financial statements included in this prospectus for further details of this share exchange transaction.
     Since the share exchange transaction, we have become a private provider of cemetery products and services in Chongqing, People’s Republic of China (“PRC” or “China”). All of our business operations are carried out by Chongqing Foguang Tourism Development (Group) Co., Ltd. (“Foguang”), which we control through contractual arrangements between Foguang and Chongqing Ran Ji Industrial Co., Ltd. (“Ran Ji”), a company organized in the PRC and wholly-owned by Gold Holy Industry Limited, a company incorporated in Hong Kong Special Administrative Region (“Gold Holy”). Gold Holy is wholly-owned by Gold Industry. Please see “Contractual Arrangements with Foguang and its Owners” above and Note 1 to the consolidated financial statements included in this prospectus for a description of these contractual arrangements and their impact on our consolidated financial statements.
     Through these contractual arrangements, we have the ability to substantially influence Foguang’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control Foguang, we are considered the primary beneficiary of Foguang. Accordingly, we consolidate Foguang’s results, assets and liabilities in our financial statements. Other than our interests in the contractual arrangements, neither we, Gold Industry, Gold Holy and Ranji own any equity interests in Foguang.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses, fair valuation of stock related to stock-based compensation and income taxes. We based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

REVENUE RECOGNITION
The Company recognizes revenue in accordance with US GAAP, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.
The Company has two revenue sources including the following revenue recognition policies:
The Company recognizes revenue from the sale of cemetery plots when it is realized or realizable and earnings process is complete. In general, the Company records revenue when the cemetery plot successfully completed, title has passed to the customer in accordance with the terms of the sale and consideration is given. The costs associated with cemetery products revenue are the costs to convert the land into the actual burial plots. Additionally direct selling costs incurred in selling the cemetery plots are recorded in cost of goods sold.
Park construction income is recognized when the Company is contracted to provides services for third party clients. These services include the construction of sidewalks, pagodas, landscaping and other structures for parks. These projects are not associated with the Company’s sales of cemetery plots. Revenue is recognized upon the completion of the park, and the project has been approved by the customer and collection is assured. The costs associated with the park construction income are raw material purchased for that specific project and services performed by the Company recorded in cost of goods sold.
DEFERRED REVENUE
The Company recorded the deferred revenue related to land use rights that were contributed to the Company by the People’s Republic of China under ASC Topic 958 FAS 116, “Accounting for Contributions Received and Contributions Made.” As the Company sells cemetery plots, a portion of the deferred revenue is recognized as other income based on the number of cemetery plots that the Company sells during the year.
ACCOUNTS RECEIVABLE
Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in the customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, the Company will write off 100% as bad debt.
INVENTORY
Inventory consists of completed cemetery plots ready for sale. Inventory includes all direct costs associated with land development and construction of cemetery plots, including interest, costs of land use rights based on units of production and other carrying costs incurred. Inventory is valued at the lower of cost or market (determined on a weighted average cost basis) or net realizable value. Management compares the cost of inventory with the net realizable value and an allowance is made for impairment in the value of inventory if lower than cost.
PROPERTY AND EQUIPMENT
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets.
INCOME TAXES
The Company accounts for income taxes in accordance with US GAAP. Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is governed by the Income Tax Law of the People’s Republic of China and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, enterprises are subject to tax at a statutory rate of 25%. The local government in the PRC has provided companies various incentives to encourage economic development in the region. Such incentives include reduced tax rates and other measures.
LAND VALUATION
During 2005, the Company received land use rights which were contributed by People’s Republic of China (“PRC”). The land use rights include Chongqing Gui Yuan Cemetery located in Changshou, China. Under PRC’s governmental regulations, the government owns all land. However, PRC would not directly assign the land use rights to the Company’s management rather it assigned the land use rights to the Company as a contribution. Therefore, the Company received the land use rights without giving the government any consideration in return for the rights. At December 31, 2005, the Company has recorded the fair value of the land use rights under ASC Topic 958 FAS 116, “Accounting for Contributions Received and Contributions Made”, and the deferred revenue.
The Company uses two separate methods to determine the value of the land. First, the company hired an outside company to perform an independent valuation of the land. The company hired ChongQing HengJi Accounting firm to perform a valuation report on August 10, 2005. The valuation given by ChongQing HengJi Accounting firm was approximately $13.2M. In addition, the company performed its own valuation based on projected future sales. The company then attributed 10% of the total sales to the land and discounted it 12%, leading to a valuation of approximately $10.3 million.
The land use rights are expensed based upon the number of cemetery plots capitalized in inventory using the units of production method.
RECENT ACCOUNTING PRONOUNCEMENTS
In February 2008, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that delayed the effective date of fair value measurements accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of 2009. The Company adopted this accounting standard update effective January 1, 2009. The adoption of this update to non-financial assets and liabilities, as codified in ASC 820-10, did not have any impact on the Company’s consolidated financial statements.
The Company’s non-financial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. No impairment indicators were present during the three and nine month periods ended September 30, 2009. When impairment indicators are present, the Company utilizes various methods to determine the fair value of its non-financial assets. For example, to value property plant and equipment, we would use the cost method for determining fair value; for goodwill we would use a combination of analyzing the Company’s market capitalization based on the market price of the Company’s common stock and a determination of discounted cash flows of the Company’s operations.
Effective January 1, 2009, the Company adopted an accounting standard that requires unvested share-based payments that entitle employees to receive nonrefundable dividends to also be considered participating securities, as codified in ASC 260. The adoption of this accounting standard had no impact on the calculation of our earnings per share because the Company has not issued participating securities.
Effective April 1, 2009, the Company adopted three accounting standard updates which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, changes accounting requirements for other-than-temporary-impairment for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting updates did not have any impact on the Company’s consolidated financial statements.
Effective April 1, 2009, the Company adopted a new accounting standard for subsequent events, as codified in ASC 855-10. The update modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, the standard modifies the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued (for public entities) or available to be issued (for nonpublic entities). It also requires the disclosure of the date through which subsequent events have been evaluated. The update did not result in significant changes in the practice of subsequent event disclosures, and therefore the adoption did not have any impact on the Company’s consolidated financial statements.
Effective July 1, 2009, the Company adopted the “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (“ASC 105”). This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.
In October 2009, the FASB issued Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). It updates the existing multiple-element revenue arrangements guidance currently included under ASC 605-25, which originated primarily from the guidance in EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its consolidated financial statements.
In October 2009, the FASB issued Update No. 2009-14, “Certain Revenue Arrangements that Include Software Elements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-14”). ASU 2009-14 amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. ASU 2009-14 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its consolidated financial statements.
In December 2009, the FASB issued an accounting standard update for improvements to financial reporting by enterprises involved with Variable Interest Entities. The subsections clarify the application of the General Subsections to certain legal entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support [FIN 46(R), paragraph 1, sequence 55.1] or, as a group, the holders of the equity investment at risk lack any one of the following three characteristics: [FIN 46(R), paragraph 1, sequence 55.2]
a. The power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance [FIN 46(R), paragraph 1, sequence 55.2.1]
b. The obligation to absorb the expected losses of the legal entity [FIN 46(R), paragraph 1, sequence 55.2.2]
c. The right to receive the expected residual returns of the legal entity. [FIN 46(R), paragraph 1, sequence 55.2.3]
The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The adoption of this update to improving the financial reporting by enterprises involved with Variable Interest Entities, as codified in ASC 810, did not have any impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued an accounting standard update, Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets. The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 166, Accounting for Transfers of Financial Assets. The adoption of this update did not have any impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued an accounting standard update, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. The Update would affect all entities that are required to make disclosures about recurring and nonrecurring fair value measurements. The Board concluded that users will benefit from improved disclosures in this Update and that the benefits of the increased transparency in financial reporting will outweigh the costs of complying with the new requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 30, 2010, and for interim periods within those fiscal years. The adoption of this update for improving disclosures about fair measurements, as codified in ASC 820 did not have any impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued an accounting standard update to address implementation issues related to the changes in ownership provisions in the Consolidation—Overall Subtopic (Subtopic 810-10) of the FASB Accounting Standards Codification™, originally issued as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Subtopic 810-10 establishes the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.
While Subtopic 810-10 provides general guidance on accounting for the decreases in ownership of a subsidiary, including a deconsolidation, some constituents raised concerns that the guidance appears to conflict with the gain or loss treatment or derecognition criteria of other U.S. generally accepted accounting principles (GAAP), such as the guidance for sales of real estate, transfers of financial assets, conveyances of oil and gas mineral rights, and transactions with equity method investees.
Some constituents also questioned whether the Board intended for the decrease in ownership provisions of Subtopic 810-10 to apply to all entities because a subsidiary is defined as an entity, including an unincorporated entity such as a partnership or trust, in which another entity, known as its parent, holds a controlling financial interest. Those constituents were concerned that such an interpretation could result in the accounting for a transaction being driven by its form rather than its substance. For example, different accounting might be applied to a transaction involving the same underlying assets depending on whether those assets were transferred in asset or entity form.” The amendments in this update are effective beginning in the period that an entity adopts Statement 160 (now included in Subtopic 810-10). If an entity has previously adopted Statement 160 as of the date of the amendments in this update are included in the
Accounting Standards Codification, the amendments in this update are effective beginning in the interim or annual reporting period ending on or after December 31, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted 160. The adoption of this update for the changes in the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary, as codified in ASC 810-10, did not have any impact on the Company’s financial statements.
Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on the Company’s present condensed consolidated financial statements.

RESULTS OF OPERATIONS
Comparison of Three Month Periods Ended December 31, 2009 and December 31, 2008.
Total Net Revenues
Total revenues for the three months ended December 31, 2009 were $11,403,585 as compared to $1,969,952 for the three months ended December 31, 2008, an increase of $9,433,633 or 478.88%. The substantial increase in revenues is mainly attributable to the reopening of the bridge which has led to increased access to our cemetery site. This coupled with the increase in overall market conditions led to the increase in sales.
Cost of Sales
Cost of sales includes raw materials, conversation costs, direct labor, manufacturing costs, which includes an allocation of overhead expenses including labor, utilities and depreciation directly related to product production and related taxes. For the three months ended December 31, 2009, cost of sales amounted to $5,339,808 or 46.83% of total net revenues as compared to $1,014,616 or 51.50% of total net revenues for the three months ended December 31, 2008. The decrease in cost of sales as a percentage of total net revenues was primarily due to economies of scale that were achieved when selling a larger number of cemetery plots.
Gross Profit
Gross profit for the three months ended December 31, 2009 was $6,063,777 or 53.17% of total net revenues, as compared to $955,336 or 48.50% of total net revenues for the three months ended December 31, 2008. The increase in gross profit was attributable to economies of scale that were achieved when selling a larger number of actual of cemetery plots. The increase in gross profit margin as a percentage of revenue was primarily contributed to attributable to the reopening of the bridge which has led to increased access to our cemetery site.
Operating Expenses
Total operating expenses for the three months ended December 31, 2009 were $643,198, an increase of $448,360 or 230.12% from $194,838 for the three months ended December 31, 2008 of. This increase includes the following:
For the three months ended December 31, 2009, advertising expenses amounted to $61,641 as compared to $19,238 for the three months ended December 31, 2008, an increase of $42,403 or 220.41%. The increase in expenses is mainly attributable to the increase in opportunity for sales, which came the reopening of the bridge which has led to increased access to our cemetery site, and the increase in overall market conditions. The Company believed that increasing advertisement would increase sales.
For the three months ended December 31, 2009, general and administrative expenses amounted to $581,557 as compared to $175,600 for the three months ended December 31, 2008, an increase of $405,957 or 231.18%. The increase in expenses is mainly attributable to the reopening of the bridge which has led to increased access to our cemetery site. This coupled with the increase in overall market conditions led to the increase in sales and to an increase in administrative expenses to manage attendant paperwork.
Income from Operations
We reported income from operations of $5,420,579 for the three months ended December 31, 2009 as compared to $760,498 for the three months ended December 31, 2008, an increase of $4,660,081 or approximately 612.77%. The substantial increase in income is mainly attributable to the reopening of the bridge which has led to increased access to our cemetery site. This coupled with the increase in overall market conditions led to the increase in sales.
Other Income
For the three months ended December 31, 2009, total other income amounted to $150,451 as compared to $39,584 for the three months ended December 31, 2008, an increase of $110,867 or 280.08%. This substantial increase is primarily attributable to the following:
For the three months ended December 31, 2009, other income amounted to $140,824 as compared to $32,770 for the three months ended December 31, 2008, an increase of $108,054 or 329.7% from the comparable period in 2009. This change is primarily attributable to the increase in the number of cemetery plots sold.

For the three months ended December 31, 2009, interest expense amounted to $58,759 as compared to $58,417 for the three months ended December 31, 2008, an increase of $342 or 0.6% from the comparable period in 2009. This change is primarily attributable to the change in the foreign exchange rate between the RMB and the US dollar, since the interest is paid in RMB and then converted.
For the three months ended December 31, 2009, interest income amounted to $2,948 as compared to $262 for the three months ended December 31, 2008, an increase of $2,686 or 1,025.2% from the comparable period in 2009. This change is primarily attributable to the increase in the amount of cash held during parts of the three months by the company.
For the three months ended December 31, 2009, rental income amounted to $65,438 as compared to $64,969 for the three months ended December 31, 2008, a decrease of $469 or 0.7% from the comparable period in 2009. This change is primarily attributable to the change in the foreign exchange rate between the RMB and the US dollar, since the income is paid in RMB and then converted.
Comparisons of Nine Month Periods Ended December 31, 2009 and December 31, 2008
Total Net Revenues
Total revenues for the nine months ended December 31, 2009 were $26,467,501 as compared to $11,186,413 for the nine months ended December 31, 2008, an increase of $15,281,088 or approximately 136.60%. For the nine months ended December 31, 2009 and 2008, net revenues consisted of the following:

	Nine Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2009	2008
Cemetery	$26,467,501	$10,529,201
Park and Nursery Garden Services	—	657,212
Total net revenues	$26,467,501	$11,186,413

Cemetery
For the nine months ended December 31, 2009, cemetery revenues increased by $15,938,300 or 151.37%. The increase in revenues is mainly attributable to the reopening of the bridge which has led to increased access to our cemetery site. This coupled with the increase in overall market conditions led to the increase in sales.
Park and Nursery Garden Services
For the nine months ended December 31, 2009, there were no revenues for park and nursery garden services compared to revenues of $657,212 for the nine months ended December 31, 2008. The Company is shifting its focus to the development of its cemetery business, and as a result, the Company did not dedicate resources on its park and nursery garden business during fiscal year 2009. We do not expect this trend to change during fiscal year 2010 as the Company will continue to focus on developing its cemetery business.
Cost of Sales
Cost of sales includes raw materials, conversation costs, direct labor, manufacturing costs, which includes an allocation of overhead expenses including labor, utilities and depreciation directly related to production and related taxes. For the nine months ended December 31, 2009, cost of sales amounted to $12,110,391or approximately 45.76% of total net revenues as compared to cost of sales of $6,407,734 or approximately 57.28% of total net revenues for the nine months ended December 31, 2008. The decrease in cost of sales as a percentage of total net revenues was primarily due to economies of scale that were achieved when selling a larger number of cemetery plots as well as a contract signed with a provider that was more favorable due to excess capacity at the supplier.
Gross Profit
Gross profit for the nine months ended December 31, 2009 was $14,357,110 or 54.24% of total net revenues, as compared to $4,778,679 or 42.72% of total net revenues for the nine months ended December 31, 2008. The increase in gross profit margin as a percentage of revenue was primarily attributable to the reopening of the bridge which has led to increased access to our cemetery site. In addition, a contract signed with a provider was more favorable due to excess capacity at the supplier, thereby decreasing costs.
Operating Expenses
Total operating expenses for the nine months ended December 31, 2009 were $1,397,182, an increase of $528,905 or 60.91% from total operating expenses in the nine months ended December 31, 2008 of $868,277. This increase includes the following:
For the nine months ended December 31, 2009, advertising expenses amounted to $142,982 as compared to $84,024 for the nine months ended December 31, 2008, an increase of $58,958 or 70.17%. We spent more on advertising expenses for the nine months ended December 31, 2009 due to a more positive outlook in the economic markets which led the Company to spend more on advertising in an effort to attract more customers.
For the nine months ended December 31, 2009, general and administrative expenses amounted to $1,254,200 as compared to $784,253 for the nine months ended December 31, 2008, an increase of $469,947 or 59.92%. The increase in expenses is mainly attributable to an increase in sales which led to a higher cost for the sales.
Income from Operations
We reported income from operations of $12,959,928 for the nine months ended December 31, 2009 as compared to $3,910,402 for the nine months ended December 31, 2008, an increase of $9,049,526 or approximately 231.42%. The substantial increase in income is mainly attributable to the reopening of the bridge which has led to increased access to our cemetery site. This coupled with the increase in overall market conditions led to the increase in sales.
Other Income
For the nine months ended December 31, 2009, total other income amounted to $352,153 as compared to $186,903 for the nine months ended December 31, 2008, an increase of $165,250 or 88.41%. This substantial increase is primarily attributable to the following:
For the nine months ended December 31, 2009, other income amounted to $325,536 as compared to $165,901 for the nine months ended December 31, 2008, an increase of $159,635 or 96.2% from the comparable period in 2009. This change is primarily attributable to the increase in the number of cemetery plots sold.
For the nine months ended December 31, 2009, interest expense amounted to $177,559 as compared to $174,533 for the nine months ended December 31, 2008, an increase of $3,026 or 1.7% from the comparable period in 2009. This change is primarily attributable to the change in the amount of outstanding debt held by the company.
For the nine months ended December 31, 2009, interest income amounted to $7,872 as compared to $3,225 for the nine months ended December 31, 2008, an increase of $4,647 or 144.1% from the comparable period in 2009. This change is primarily attributable to the increase in the amount of cash held during parts of the nine months by the company.
For the nine months ended December 31, 2009, rental income amounted to $196,304 as compared to $192,310 for the nine months ended December 31, 2008, an increase of $3,994 or 2.1% from the comparable period in 2009. This change is primarily attributable to the change in the foreign exchange rate between the RMB and the US dollar, since the income is paid in RMB and then converted.
Comparison of Years Ended March 31, 2009 and March 31, 2008
Total Net Revenues
Total revenues for the year ended March 31, 2009 were $18,313,720 as compared to $22,121,639 for the year ended March 31, 2008, a decrease of $3,807,919 or approximately 17.20%. For the years ended March 31, 2009 and 2008, net revenues consisted of the following:

	Year Ended	Year Ended
	March 31, 2009	March 31, 2008
Cemetery	$17,674,785	$19,878,718
Park and Nursery Garden Services	665,935	2,242,921
Total net revenues	$18,313,720	$22,121,639

Cemetery
For the year ended March 31, 2009, cemetery revenues decreased by $2,230,933 or 11.22%. The decrease in revenues is mainly attributable to a lack of ability to reach our cemetery site due to the construction of a new bridge. The old bridge to the cemetery was taken out of service because of its unsuitability after the construction of the Three Gorges Dam which caused the water level to be too high. Construction of the new bridge was completed in May 2009 and traffic was able to reach the cemetery again thereafter. In addition, we expect the bridge to be directly connected to the highway within two years, which will allow easier access to the cemetery. We do not anticipate access issues to be a problem in the future. We expect our sales will continue hold steady for fiscal 2010.
Park and Nursery Garden Services
For the year ended March 31, 2009, the revenues for park and nursery garden services decreased by $1,576,986. The decrease is attributable to the Company shifting its focus to the development of the cemetery sector of its business. The Company did not input as much of its resources on the park and nursery garden sector in the fiscal year of 2009. We do not expect this trend to change in the fiscal year of 2010 as the Company still continues to focus on developing its cemetery sector.
Cost of Sales
Cost of sales includes raw materials, conversation costs, direct labor, manufacturing costs, which includes an allocation of overhead expenses including labor, utilities and depreciation directly related to product production and related taxes. For the year ended March 31, 2009, cost of sales amounted to $9,938,853 or approximately 54.3% of total net revenues as compared to $12,694,927 or approximately 57.4% of total net revenues for the year ended March 31, 2008. The decrease in cost of sales as a percentage of total net revenues was primarily due to more efficient production and control of costs.
Total cost of sales decrease of $2,756,074 or 21.7% is attributable to the following:
For the year ended March 31, 2009, cemetery costs amounted to $9,445,153 as compared to $10,974,241 for the year ended March 31, 2008, a decrease of $1,529,088 or 13.93% from the comparable period in fiscal 2008. This decrease is primarily attributable to a decrease in the construction of cemeteries due to the inability to reach the site for a three month period. Although the current cemetery costs as a percentage of revenue have decreased due to economies of scale and increased efficiency gained from experience, we cannot guarantee that our cemetery expenses will continue to decrease.
For the year ended March 31, 2009, park and nursery garden services costs amounted to $493,700 as compared to $1,720,686 for the year ended March 31, 2008, a decrease of $1,226,986 or 71.3%. The decrease in costs was primarily due to a decrease in the amount of park and nursery garden service contracts executed by the Company. We expect that the costs for the park and nursery garden services will remain constant compared to the March 31, 2009 figures as the Company plans to focus on expanding its cemetery business.
Gross Profit
Gross profit for the year ended March 31, 2009 was $8,374,867 or 45.7% of total net revenues, as compared to $9,426,712 or 42.6% of total net revenues for the year ended March 31, 2008. The decrease in gross profit was attributable to the decrease in sales as a result of external factors. The increase in cost of sales as a percentage of gross profit margin was primarily attributable to losing some economies of scale.
Operating Expenses
Total operating expenses for the year ended March 31, 2009 were $1,471,475, an increase of $214,262 or 12.71% from total operating expenses in the year ended March 31, 2008 of $1,166,191. This increase includes the following:
For the year ended March 31, 2009, advertising expenses amounted to $426,415 as compared to $519,546 for the year ended March 31, 2008, a decrease of $93,131 or 17.93%. We did not spend as much on advertising expenses for the year ended March 31, 2009 due to the access issue. We felt that it was not necessary to advertise as much since customers would not purchase the cemetery plots without first conducting a visual inspection. We expect that the Company will increase advertising expenses relative to March 31, 2009 figures as the Company expands its business operations.
For the year ended March 31, 2009, general and administrative expenses amounted to $1,045,060 as compared to $1,166,191 for the year ended March 31, 2008, a decrease of $121,131 or 10.39%. The decrease in expenses was mainly attributable to cost cutting measures during the economic downturn, lower government fees in hopes of stimulating the economy and a decrease in the number of employees. We expect that the Company will increase the general and administrative expenses relative to the March 31, 2009 numbers as the Company expands its operations.
Income from Operations
We reported income from operations of $6,903,392 for the year ended March 31, 2009 as compared to income from operations of $7,740,975 for the year ended March 31, 2008, a decrease of $837,583 or approximately 10.82%.
Other Income
For the year ended March 31, 2009, total other income amounted to $283,560 as compared to $330,614 for the year ended March 31, 2008, a decrease of $47,054 or 14.2% from the comparable period in 2009. This change is primarily attributable the following:
For the year ended March 31, 2009, other income amounted to $255,893 as compared to $296,364 for the year ended March 31, 2008, a decrease of $40,471 or 13.7% from the comparable period in 2009. This change is primarily attributable to the change in the number of cemetery plots sold.
For the year ended March 31, 2009, interest expense amounted to $235,208 as compared to $204,075 for the year ended March 31, 2008, an increase of $31,113 or 15.3% from the comparable period in 2009. This change is primarily attributable to the change in the amount of outstanding debt held by the company. For the year ended March 31, 2009, interest income amounted to $6,361 as compared to $2,051 for the year ended March 31, 2008, an increase of $4,310 or 210.1% from the comparable period in 2009. This change is primarily attributable to the increase in the amount of cash held during parts of the year by the company.
For the year ended March 31, 2009, rental income amounted to $260,286 as compared to $239,776 for the year ended March 31, 2008, an increase of $20,510 or 8.6% from the comparable period in 2009. This change is primarily attributable to the change in the foreign exchange rate between the RMB and the US dollar, since the income is paid in RMB and then converted.
For the year ended March 31, 2009, non-operating expense amounted to $3,772 as compared to $3,502 for the year ended March 31, 2008, a decrease of $270 or 7.7% from the comparable period in 2009. This change is primarily attributable to a decrease in miscellaneous expenses.
Liquidity and Capital Resources
Nine Months Ended December 31, 2009
For the nine months ended December 31, 2009, net cash provided by operating activities was $3,213,593, as compared to $50,489 for the nine months ended December 31, 2008. The large increase was primarily attributable to the company selling its inventory of prepared burial plots. The higher sales volume generated cash.
For the nine months ended December 31, 2009, no cash was used in or provided by investing activities, as compared to $1,100,250 used for investing activities (capital expenditures) of for the nine months ended December 31, 2008.
There was no cash used in or provided by financing activities for the nine months ended December 31, 2009 and 2008.
As of December 31, 2009, we had cash of $4,608,455. Our total current assets were $13,703,193 and our total current liabilities were $4,152,734.

Year Ended March 31, 2009
For the year ended March 31, 2009, net cash provided by operating activities was $980,826, as compared to cash provided by operating activities of $237,063 for the year ended March 31, 2008. The increase was primarily attributable to an increase in accounts payable.
For the year ended March 31, 2009, net cash used by investing activities was $1,479,650, for investment in additional land for development, as compared to no cash used in or provided by investing activities for the year March 31, 2008.
There was no cash used in or provided by financing activities for the year ended March 31, 2009 and 2008.
As of March 31, 2009, we had cash of $1,392,961. Our total current assets were $7,713,109 and our total current liabilities were $3,777,072.
Contractual Obligations and Off-Balance Sheet Arrangements
Contractual Obligations
We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.
The following tables summarize our contractual obligations as of December 31, 2009, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations :
Bank Indebtedness	$—	$2,471	$—	$—	$—
Other Indebtedness	$—	$23	$89	$89	$207
Capital Obligations	$—	$—	$—	$—	$—
Purchase Obligations	$—	$—	$—	$—	$—
Total Contractual Obligations:	$—	$2,494	$89	$89	$207
Off-Balance Sheet Arrangements
We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Exchange Rates
We maintain our books and records in Renminbi (“RMB”), the lawful currency of the PRC. In general, for consolidation purposes, the Company translates our assets and liabilities into U.S. Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of our financial statements are recorded as accumulated other comprehensive income.
Until July 21, 2005, RMB had been pegged to USD at the rate of RMB8.30: USD$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to USD was adjusted to RMB8.11: USD$1.00 as of July 21, 2005. The People’s Bank of China announces the closing price of a foreign currency such as USD$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of USD against RMB in the inter-bank foreign exchange market is allowed to float within a band of ±0.3% around the unified exchange rate published by the People’s Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.
The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the consolidated financial statements or otherwise stated in this report were as follows:

	December 31,	March 31,	December 31,
	2009	2009	2008
Balance sheet items, except for the registered and paid-up capital, as of end of period/year	USD1:RMB 0.1467	USD1:RMB 0.1465	USD1:RMB 0.1467

Amounts included in the statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period/ year ended	USD1:RMB 0.14664	USD1:RMB 0.14582	USD1:RMB 0.14559
No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.
Inflation
     We believe that inflation has not had a material effect on our operations to date.
Related Party Transactions
     For a description of our related party transactions, see the section of this prospectus entitled “Certain Relationships and Related Transactions.”
Quantitative and Qualitative Disclosures About Market Risk
     We do not use derivative financial instruments in our investment portfolio and has no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.
     Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At March 31, 2009, we had approximately $1,392,961 in cash and cash equivalents. A hypothetical 5% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.
     Foreign Exchange Rates. A substantial portion of our sales is denominated in Euros, Renminbi (“RMB”) or other currencies. As a result, changes in the relative values of U.S. Dollars, Euros, RMB and other currencies affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates, particularly among the U.S. dollar, RMB and Euro, affect our gross and net profit margins and could result in foreign exchange and operating losses.
     Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $1,978,746 and $511,749 in fiscal 2008 and 2009 respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB and Euros, continue to grow, we will consider using arrangements to hedge our exposure to foreign currency exchange risk.
     Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. To the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from this offering, any appreciation of the RMB against the U.S. dollar could result in a change to our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.
     Country Risk. The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.
     Interest Rate Risk. We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have different rates. If interest rates have great fluctuations, our financing cost may be significantly affected.
LEGAL PROCEEDINGS
     Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.
MANAGEMENT
     Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position	Officer/Director since
Yiyou Ran	35	President, Chief Executive Officer and Chairman of the Board	February 12, 2010
Michael Wang	31	Chief Financial Officer, Treasurer, Secretary and Director	February 12, 2010
Jianquan Chen	46	Director	February 12, 2010
Tim Hudson	55	Director	February 12, 2010
Michael Rudolph	59	Director	April 1, 2010
Lihua Zhang	55	Director	April 1, 2010
Biographical Information
     The following is a brief account of the education and business experience of these directors and executive officers during at least the past five years, indicating the person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.
     Yiyou Ran received a bachelor degree in Atmosphere Quality Assessment from Chengdu Institute of Meteorology in 1983 and a master degree in Economic Management from Southwestern University of Finance and Economics in 1997. Mr. Ran established Chongqing Fo Guang Tourism Development Co., Ltd. in October 2002 and serve as the legal representative and Chairman of the Company. Mr. Ran is a member of the Association of Industry and Commerce of ChangShou and the President

of the Chamber of Industry and Commerce of Jiangnan Town. Mr. Ran was given the honor as “Non-Public Ownership System Public Figure, Excellent Socialism Constructor” in 2006 by the United Front Work Department of the CPC and the Association of Industry and Commerce of Changshou District in Chongqing.
     Michael Wang graduated from University of Texas in 2001 with a master degree in Accounting and received a M.B.A from the Tuck School of Business in 2007. Licensed as a CPA in the state of Texas, Mr. Wang formerly worked as an auditor at Ernst and Young and started his career as a financial analyst at Arthur Anderson. Mr. Wang formerly worked as the Chief Financial Officer of Snif Labs Inc., a RFID technology company based in Massachusetts and served as a special consultant to the CEO of JTec Inc., a software company based in Beijing.
     Jianquan Chen graduated from Wuhan University of Electric Engineering in 1996 with a major in Construction Engineering. Mr. Chen formerly worked as the Vice President of the Chamber of Industry and Commerce of Jiangnan Town and served as the chief engineer of Chongqing Shenglin Architectural Engineering Co., Ltd. Currently, Mr. Chen serves as the Vice President, Deputy Chairman, Deputy General Manager and the Senior Engineer of Chongqing Fo Guang Tourism Development (Group) Co., Ltd.
     Tim Hudson is currently President of the University of Houston, Victoria. Previously, Dr. Hudson served as provost and founding dean of the College of International and Continuing Education at the University of Southern Mississippi. Prior to that, he served as an analyst for the U. S. Department of State. Dr. Hudson received his Ph.D. in Geography from Clark University in Worcester, Massachusetts.
     Michael Rudolph is currently the founder, chief financial officer and managing member of Viking Asset Management, LLC and an investment adviser to Longview Fund, LP and Longview Fund International, Ltd. (BVI). Previously, Mr. Rudolph served as the president of The Edgehill Group, Inc. and held various senior management positions with Charles Schwab’s Institutional Trading Division, Bank of America and Wells Fargo Bank. Mr. Rudolph also served on several board of directors, including ElectroSource, LLC and the Stanford University Medical Center Stroke Advisory Board. Mr. Rudolph received his Bachelor’s degree in Biochemistry from Purdue University in 1973 and a Master of Business Administration degree from Washington University in 1975.
     Lihua Zhang is currently the chairman of Songyuan Hydropower Plant, Bo Gong Ken Hydropower Plant and Huaxi Hydropower Plant and has invested a total of RMB One Hundred Million in building these three plants. Mr. Zhang also serves as vice chairman of Zhejiang Commercial Association and is responsible for public relations between the Zhejiang Commercial Association and other government agencies in other provinces, including Taiwan and Hong Kong. Mr. Zhang also has served as a member of Political Consultant Conference in Songxi, Fujiang province. Mr. Zhang received his professional degree from Hangzhou Water Resources and Hydropower Professional School in 1980.
Family Relationships
     There are no family relationships between or among any of our directors and executive officers.
Involvement in Certain Legal Proceedings
     There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.
Board of Directors
     Our board of directors is currently composed of six members. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one.
     Mr. Yiyou Ran is the Chairman of our board of directors. In this capacity Mr. Ran will be responsible for meeting with our Chief Financial Officer to review financial and operating results, reviewing agendas and minutes of board and committee meetings, and presiding at the meetings of the board of directors.

Board Committees; Director Independence
     As of this date, our board of directors has not appointed an audit committee or compensation committee; however, we are not currently required to have such committees. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.
     As of the date of this prospectus, we have 3 independent director and 3 non-independent directors on our board of directors.
Code of Ethics
     The Company has formally adopted a written financial code of ethics to be applied to the Company’s Chief Executive Officer, Chief Financial Officer and finance department personnel. The Chief Executive Officer, Chief Financial Officer and finance department personnel have a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout Artistry as a whole that ensures the fair and timely reporting of our financial results and conditions.
Compensation Committee Interlocks and Insider Participation
     No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.
EXECUTIVE COMPENSATION
Executive Compensation
     The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended March 31, 2009 by our current Chief Executive Officer, Chief Financial Officer and each of the other two highest paid executives, if any, whose total compensation exceeded $100,000 during the fiscal year ended March 31, 2009.
SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	Nonqualified Deferred
Name and				Stock	Option	Compen-	Compensation	All Other
principal		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Yiyou Ran, CEO (1)	2009	220,558	0	0	0	0	0	0	220,558

Michael Wang, CFO (2)	2009	0	0	0	0	0	0	0	0

(1)	Mr. Ran became our Chief Executive Officer on February 12, 2010, in connection with our acquisition of Gold Industry (further described above under the “History and Corporate Structure”). Accordingly, Mr. Ran’s compensation for the periods indicated was paid by Foguang. For reporting purposes, the amount has been converted to U.S. dollars at the conversion rate of RMB 6.84 to one U.S. dollar.

(2)	Mr. Wang became our current Chief Financial Officer on February 12, 2010, in connection with our acquisition of Gold Industry (further described above under the “History and Corporate Structure”).
     None of our executive officers received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Director Compensation
          For the year ended March 31, 2010, none of the members of our board of directors received compensation for his service as a director. Effective April 1, 2010, Tim Hudson, Michael Rudolph and Lihua Zhang have each executed and delivered a director offer letter with the Company. Under the terms of the agreements, Mr. Hudson, Mr. Rudolph and Mr. Zhang shall be entitled to the annual compensation of $12,500 shares of the Company’s common stock.
Potential Payments Upon Termination or Change-in-Control
     SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. As a result, we have omitted this table.
Employment Agreements
     We currently have no employment agreements with any of our executive officers.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of April 7, 2010, for each of the following persons:
•	each of our directors and each of the named executive officers in the “Management—Executive Compensation” section of this prospectus;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our common stock after the change of control transaction.
     Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is 239 Jianxin Road, Jiangbei District, Chongqing, PRC 400000. The percentage of class beneficially owned set forth below is based on 12,659,762 shares of common stock outstanding on April 7, 2010.

	Number of
	Shares		Percentage of
	beneficially		class beneficially
Named executive officers and directors:	owned		owned
Yiyou Ran (1)	8,800,000	(1)	69.51%
Michael Wang (2)	30,000		* %
Jianquan Chen (1)	8,800,000	(1)	69.51%
Tim Hudson (3)	0		0%

All directors and executive officers as a group (5 persons)	8,830,000		69.75%

5% Shareholders:
Holy Golden Industry Limited (1)	8,800,000	(1)	69.51%

*	Less than 1%.

(1)	The address of Holy Golden Industry Limited (“Holy Golden”) is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY 1-1112, Cayman Islands. The shareholders of Holy Goldenare Yiyou Ran (24.00%), Jianquan Chen (27.9%), Chaoyang Fu (16.74%), Yang Chen (24.36%) and Mingsheng Liu (7.00%), with Yiyou Ran,

Jianquan Chen and Yang Chen also as its directors. As such they are deemed to have or share investment control over Holy Golden’s portfolio. The number of shares of common stock reported herein as beneficially owned by Mr. Ran and Mr. Chen are held by Holy Golden, which they in turn own indirectly through their respective ownership of Holy Golden.

(2)	Mr. Wang’s address is: 2500 Citywest Boulevard, Suite 304, Houston, Texas 77402.

(3)	Dr. Hudson’s address is: 3007 North Ben Wilson, Victoria, Texas 77901.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Share Exchange Agreement
     On February 12, 2010 (“Closing” or the “Closing Date”), we executed the Exchange Agreement with Gold Industry and the Cayman Shareholder. Gold Industry owns 100% of Gold Holy, which in turn owns 100% of Ran Ji, a WFOE under the laws of the PRC. On the Closing Date of the Exchange Agreement, we issued 8,800,000 shares of our common stock to the Cayman Shareholder in exchange for 100% of the issued and outstanding common stock of Gold Industry. Immediately after the Closing, we had a total of 11,000,000 shares of Common Stock outstanding, with the Cayman Shareholder owning approximately 80% of our total issued and outstanding common shares.
Our Management
     Mr. Yiyou Ran, our Chairman and Chief Executive Officer, is also a director of Gold Industry, Gold Holy, Ran Ji and Foguang. Mr. Jianquan Chen, a member of our board of directors, is also a director of Gold Industry, Gold Holy, Ran Ji and Foguang.
DESCRIPTION OF SECURITIES
     The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, both in effect as of the date of this prospectus. This description is only a summary. The reader should also refer to our articles of incorporation and bylaws that have been incorporated by reference of filed with the SEC as exhibits.
General
     Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 20,000,000 shares of preferred stock at a par value of $0.001 per share.
Common Stock
     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.
     The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders after distribution of assets to the holders of Series A Preferred. In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock
     Our board of directors, without further stockholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time. Each such class or series shall be distinctly designated. All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time. Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.
Common Stock Purchase Warrants
     The Warrants entitle each Purchaser to purchase up to 50% of the number of shares of Common Stock acquired by such Purchaser at the Initial Closing, and expire on the fourth anniversary of their issuance date (the “Termination Date”). The Warrants may be exercised on a “cashless” basis if, at any time after the first anniversary of their issuance date, there is no registration statement in effect registering the resale of the shares of Common Stock underlying the Warrants, provided that all Warrants outstanding on Termination Date shall be exercised on a cashless basis.
     The exercise price of the Warrants is $4.10 per share, subject to certain adjustments:
•	If the Registrant issue rights to all holders of Common Stock (but not to holders of the Warrants) to purchase shares of Common Stock at a price per share less than the VWAP at the record date for determination of stockholders entitled to receive such rights, the exercise price shall be adjusted by multiplying a fraction, of which the denominator shall be the number of Common Stock outstanding on the issuance date of such rights plus the number of Common Stock issuable under such rights, and of which the numerator shall be the number of Common Stock outstanding on the issuance date of such rights plus the number of Common Stock issuable under such rights at the VWAP;

•	If the Registrant distribute evidence of its indebtedness or assets or rights to purchase any security other than the Common Stock to all holders of Common Stock (but not to holders of the Warrants), the exercise price shall be adjusted by multiplying a fraction, of which the denominator shall be the VWAP on the record date for determination of stockholders entitled to receive such distribution, and of which the numerator shall be such VWAP minus the then per share fair market value at such record date of the portion of such evidence of indebtedness or assets so distributed to one outstanding share of Common Stock as determined in good faith by the Registrant’s board of directors;

•	The exercise price is subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like; and

•	For purposes of the Warrants, VWAP is defined as the volume weighted average price of the Common Stock on the date a price determination is required.
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS
Market Information
     The Company’s shares are currently listed on Over-The-Counter Bulletin Board under the symbol “CGPI.OB.”
Holders
     As of April 7, 2010, there were approximately 58 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent. Our transfer agent is American Registrar & Transfer Co. The transfer agent’s address is 342 East 900 South, Salt Lake City, UT 84111 and its phone number is (801) 363-9065.
Dividends
     We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
     As reported in a Form 8-K Current Report filed with the SEC on April 8, 2010, we changed our independent accountants from Webb & Company, P.A. to PMB Helin Donovan, LLP effective April 5, 2010.
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
Delaware Law
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:
     “(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
Charter Provisions and Other Arrangements of the Registrant
     We currently have not adopted any indemnification provisions in our certificate of incorporation or bylaws for our officers and directors.
EXPERTS
     The consolidated financial statements of Gold Industry Limited and its subsidiaries as of March 31, 2009 and 2008 appearing in this prospectus and registration statement have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS
     Richardson & Patel LLP has passed upon the validity of the shares of common stock to be sold in this offering.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.
     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 239 Jianxin Road, Jiangbei District, Chongqing, PRC 400000.

GOLD INDUSTRY LIMITED
Consolidated Financial Statements
March 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
We have audited the accompanying consolidated balance sheets of Gold Industry Limited (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statement of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended March 31, 2009 and 2008. Gold Industry Limited’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Industry Limited as of March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.
/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Spokane, WA
February 11, 2010

GOLD INDUSTRY LIMITED
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,392,961	$1,719,620
Accounts receivable	61,384	184,212
Inventory	6,178,182	9,094,083
Advances to suppliers	21,975	285,678
Related party receivable	1,172	374,744
Other current assets	57,435	107,885
TOTAL CURRENT ASSETS	7,713,109	11,766,222

PROPERTY AND EQUIPMENT, NET	7,629,342	6,313,200

OTHER NON-CURRENT ASSETS
Prepayments to suppliers	4,101,970	—
Prepayment to related party suppliers	1,406,400	—
Prepaid expenses	828,124	—
Other assets	16,592	16,144
Intangible assets , net	12,319,893	12,178,052
TOTAL OTHER NON-CURRENT ASSETS	18,672,979	12,194,196

TOTAL ASSETS	$34,015,430	$30,273,618

LIABILITIES & STOCKHOLDERS ’ EQUITY
CURRENT LIABILITIES
Accounts payable	$308,637	$1,858,109
Welfare payable	96,932	94,484
Taxes payable	845,525	582,319
Other accrued payables	54,523	107,945
Related party payables	—	735,289
Short-term notes payable	2,471,455	2,409,036
TOTAL CURRENT LIABILITIES	3,777,072	5,787,182

LONG-TERM LIABILITIES
Deferred revenue	10,463,803	10,720,889
TOTAL LONG-TERM LIABILITIES	10,463,803	10,720,889

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized, $0.121 par value; 100,000,000 shares issued and outstanding	12,100,000	12,100,000
Retained earnings	5,834,633	337,374
Accumulated other comprehensive income	1,839,922	1,328,173
TOTAL STOCKHOLDERS’ EQUITY	19,774,555	13,765,547

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,015,430	$30,273,618
The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the fiscal year ended	For the fiscal year ended
	March 31, 2009	March 31, 2008
REVENUES
Cemetery	$17,647,785	$19,878,718
Park construction services	665,935	2,242,921

Total revenue	18,313,720	22,121,639

COST OF GOODS SOLD
Cemetery	9,445,153	10,974,241
Park construction services	493,700	1,720,686

Total cost of goods sold	9,938,853	12,694,927

GROSS PROFIT	8,374,867	9,426,712

EXPENSES
Selling expenses	426,415	519,546
General & administrative expenses	1,045,060	1,166,191

TOTAL EXPENSES	1,471,475	1,685,737

INCOME FROM OPERATIONS	6,903,392	7,740,975

OTHER INCOME (EXPENSES)
Other income	255,893	296,364
Interest expenses	(235,208)	(204,075)
Interest income	6,361	2,051
Rental income	260,286	239,776
Non-operating expenses	(3,772)	(3,502)

TOTAL OTHER INCOME	283,560	330,614

INCOME BEFORE INCOME TAXES	7,186,952	8,071,589

INCOME TAXES	(1,689,693)	(2,346,605)

NET INCOME	$5,497,259	$5,724,984

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	511,749	1,978,746

COMPREHENSIVE INCOME	$511,749	$1,978,746

The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock			Accumulated Other
	Number		Accumulated	Comprehensive	Stockholders’
	of Shares	Amount	Retained Earnings	income (loss)	Equity
Balance, March 31, 2007	100,000,000	$12,100,000	$(5,387,610)	$(650,573)	$6,061,817

Net income for the year ended March 31, 2008	—	—	5,724,984	—	5,724,984

Foreign currency translation adjustment	—	—	—	1,978,746	1,978,746

Balance, March 31, 2008	100,000,000	$12,100,000	$337,374	$1,328,173	$13,765,547

Net income for the year ended March 31, 2009	—	—	5,497,259	—	5,497,259

Foreign currency translation adjustment	—	—	—	511,749	511,749

Balance, March 31, 2009	100,000,000	$12,100,000	$5,834,633	$1,839,922	$19,774,555
The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the fiscal	For the fiscal
	year ended	year ended
	March 31, 2009	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,497,259	$5,724,984

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	422,774	656,191
Changes in assets and liabilities:
Accounts receivable	122,828	256,088
Inventory	2,915,901	(5,817,205)
Prepaid expenses	(828,124)	480,840
Advances to suppliers	263,703	674,316
Related party receivable	373,572	12,461
Other current assets	50,450	(136,445)
Prepayments to suppliers	(4,101,970)	—
Prepayments to related party suppliers	(1,406,400)	—
Other assets	448	(16,144)
Accounts payable	(1,549,472)	(547,858)
Welfare payable	2,448	42,477
Taxes payable	263,206	(6,711)
Other accrued payables	(53,422)	(1,017,769)
Related party payables	(735,289)	735,289
Deferred revenue	(257,086)	(803,451)
Net cash provided by operating activities	980,826	237,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,479,650)	—
Net cash used in investing activities	(1,479,650)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	—	—

Net (decrease) increase in cash	(498,824)	237,063

Effects of foreign exchange translation	172,165	833,782

Cash and cash equivalents, beginning of period	1,719,620	648,775

Cash and cash equivalents, end of period	$1,392,961	$1,719,620
The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Gold Industry Limited (“Gold Industry” or the “Company”) was incorporated on September 11, 2009, under the laws of the Cayman Islands. The Company has no substantive operations of its own except for its 100% holding of Gold Holy Industry Limited (“Gold Holy”), which was incorporated on September 29, 2009, under the laws of Hong Kong Special Administrative Region. In turn, Gold Holy owns 100% of Chongqing Ran Ji Industry Co., Ltd. (“Chongqing Ran Ji”), a company established under the laws of the People’s Republic of China (“China” or the “PRC”). Through Chongqing Ran Ji, the Company controls Chongqing Foguang Tourism Development (Group) Co., Ltd. (“Chongqing Foguang”), a private provider of cemetery plots and related services in and around Chongqing, China.
Chongqing Ran Ji was established in the PRC on December 15, 2009 as a wholly foreign owned enterprise (“WFOE”), with registered capital of $25,000,000, with the first $3,000,000 to be contributed by March 20, 2010, and the balance within two years. Chongqing Ran Ji has no substantive operations of its own except for entering into certain exclusive agreements with Chongqing Foguang and performing its obligations thereunder.
Chongqing Foguang, a PRC limited liability company established on October 10, 2002 with registered capital of 100,000,000 Renminbi (“RMB”), is engaged in selling death care products and services, and holds the licenses and approvals necessary to operate its business in China.
PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on December 15, 2009, Chongqing Ran Ji entered into following exclusive agreements with Chongqing Foguang and its owners (collectively the “Contractual Arrangements”):
(1) Consulting Services Agreement, through which Chongqing Ran Ji has the right to advise, consult, manage and operate Chongqing Foguang, and collect and own all of its net profits;
(2) Operating Agreement, through which Chongqing Ran Ji has the right to recommend director candidates and appoint the senior executives of Chongqing Foguang, approve any transactions that may materially affect the assets, liabilities, rights or operations of Chongqing Foguang, and guarantee the contractual performance by Chongqing Foguang of any agreements with third parties, in exchange for a pledge by Chongqing Foguang of its accounts receivable and assets;
(3) Proxy Agreement, under which the owners of Chongqing Foguang have vested their collective voting control over Chongqing Foguang to Chongqing Ran Ji and will only transfer their respective equity interests in Chongqing Foguang to Chongqing Ran Ji or its designee(s);
(4) Option Agreement, under which the owners of Chongqing Foguang have granted Chongqing Ran Ji the irrevocable right and option to acquire all of their equity interests in Chongqing Foguang; and
(5) Equity Pledge Agreement, under which the owners of Chongqing Foguang have pledged all of their rights, titles and interests in Chongqing Foguang to Chongqing Ran Ji to guarantee the performance of their obligations under the Consulting Services Agreement.
As a result of these Contractual Arrangements, which obligates Chongqing Ran Ji to absorb a majority of the risk of loss from Chongqing Foguang’s activities and enable Chongqing Ran Ji to receive a majority of its expected residual returns, the Company believes that Chongqing Foguang is a Variable Interest Entity (“VIE”) under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the owners of Chongqing Foguang do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Chongqing Foguang. Accordingly, the Company consolidates Chongqing Foguang’s results, assets and liabilities in the accompanying consolidated financial statements.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)
The Company’s fiscal year-end is March 31st.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies is presented to assist the understanding of the consolidated financial statements. The consolidated financial statements and notes are presentations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to the accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.
The reporting entities
The Company’s consolidated financial statements reflect the activities of the Company and the following subsidiaries and VIE:

Subsidiaries/VIE	Incorporated in	Percentage of Ownership
Gold Holy Industry Limited	Hong Kong	100.00%
Chongqing Ran Ji	PRC	100.00%
Chongqing Foguang	PRC	VIE by Contractual Arrangements
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s functional currency is the Chinese Renminbi (“CNY” or “RMB”), however, the accompanying consolidated financial statements have been re-measured and presented in United States Dollars ($).
Consolidation of variable interest entities
In accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.
The Company has concluded that Chongqing Foguang is a VIE and that the Company’s indirect wholly owned subsidiary, Chongqing Ran Ji, absorbs a majority of the risk of loss from the activities of Chongqing Foguang, and enable the Company to receive a majority of its expected residual returns. Accordingly, the Company accounts for Chongqing Foguang as a VIE.
Because the Company and Chongqing Foguang are under common control, the initial measurement of the assets and liabilities of Chongqing for the purpose of consolidation by the Company is at book value. The Company has had no other business activities except for the entering into of the exclusive agreements with Chongqing Ran Ji and its shareholders. For the purpose of presenting the financial statements on a consistent basis, the consolidated financial statements are prepared as if the Company had been in existence since April 1, 2007 and throughout each of the two-year period ended March 31, 2009.
The consolidated financial statements include the financial statements for the company, its subsidiary and the variable interest entity, Chongqing Foguang. All significant inter-company transactions and balances between the Company, its subsidiary and the variable interest entity are eliminated upon consolidation.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates reflected in the Company’s consolidated financial statements include the fair value of financial instruments, the useful lives of and impairment for property and equipment, estimates of intangible assets, and accruals for taxes due. Actual results could differ from those estimates.
Fair value of financial instruments
The Company’s fair value of financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and short term notes payable approximated carrying values because of the short-term nature of these instruments.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also established a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurement. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. However, a FASB Staff Position issued in February 2008, delayed the effectiveness of SFAS No. 157 for one year, but only as applied to nonfinancial assets and nonfinancial liabilities. The adoption of SFAS No. 157 on April 1, 2008 did not have an impact on the Company’s financial position, results of operations or cash flows. The Company will adopt the provisions of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities on April 1, 2009. The adoption is not expected to have any material impact on the Company’s financial position, results of operations or cash flows.
The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. The three levels are defined as follows:
•	Level 1 — Valuation is based upon quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 — Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — Valuation is based upon unobservable inputs that are significant to the fair value measurement.
The Company’s financial assets as of March 31, 2009 and 2008 consist of cash and cash equivalents. In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure at fair value certain financial instruments and other items that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 on April 1, 2008 and elected not to measure any additional financial instruments or other items at fair value.
Cash and cash equivalents
For the purpose of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Concentrations of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The Company maintains the majority of its cash at PRC government owned banks and has some cash on hand. The total cash balances in the state-owned banks are not insured by the banks within the People’s Republic of China. The Company has not experienced any losses on such accounts.
Country risk
As the Company’s principal operations are conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies in the US. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in the PRC. The Company’s results of operations may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, among other things.
In addition, all of the Company’s transactions undertaken in the PRC are denominated in Chinese Yuan Renminbi (CNY), which must be converted into other currencies before remittance out of the PRC may be considered. Both the conversion of CNY into foreign currencies and the remittance of foreign currencies abroad require the approval of the PRC government.
Accounts receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in the customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, the Company will write off 100% as bad debt. In management’s opinion, no allowance for doubtful accounts is necessary at March 31, 2009 and 2008.
Inventory
Inventory consists of completed cemetery plots ready for sale. Inventory includes all direct costs associated with land development and construction of cemetery plots, including interest, costs of land use rights based on units of production and other carryings costs incurred. Inventory is valued at the lower of cost or market (determined on a weighted average cost basis) or net realizable value. Management compares the cost of inventory with the net realizable value and an allowance is made for impairment in the value of inventory if lower than cost. As of March 31, 2009 and 2008, no impairment was recorded.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Property and equipment
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets, which range from five to thirty years, and are as follows:

Buildings and structures	25 to 30 years
Machinery and equipment	5 to 10 years
Office equipment	5 years
Long-lived asset
Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company’s management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long lived assets impairment is determined by management. At March 31, 2009 and 2008, the Company’s management believes there was no impairment of its long lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.
Intangible assets
The Company reviews annually for impairment of intangible assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment on Disposed of Long lived Assets. In accordance with SFAS 144, an impairment loss will be recognized if carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its value. As of March 31, 2009 and 2008, no impairment was recorded.
Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is governed by the Income Tax Law of the People’s Republic of China and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, enterprises are subject to tax at a statutory rate of 25% . The local government in the PRC has provided companies various incentives to encourage economic development in the region. Such incentives include reduced tax rates and other measures. (See NOTE 15).

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Contributed property
The Company received land use rights from the PRC for a period of xx years. The Company recorded the fair value of the land use rights as an intangible asset and deferred revenue based upon, Statement of Financial Accounting Standards (SFAS) No. 116, “Accounting for Contributions Received and Contributions Made.” This Statement establishes standards of financial accounting and reporting for contributions received and contributions made. Accounting for contributions is an issue primarily for not-for-profit organizations because contributions are a significant source of revenues for many of those organizations. However, this Statement applies to all entities (not-for-profit organizations and business enterprises) that receive or make contributions. Contributions received are recognized as revenues or gains in the period received and as assets, decreases of liabilities, or expenses depending on the form of the benefits received. Contributions received are measured at their fair values. (See NOTES 7 and 9).
Revenue recognition
The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.
The Company has two revenue sources including the following revenue recognition policies:
The Company recognizes revenue from the sale of cemetery plots when it is realized or realizable and earnings process is complete. In general, the Company records revenue when the cemetery plot successfully completed, title has passed to the customer in accordance with the terms of the sale and consideration is given. The costs associated with cemetery products revenue are the costs to convert the land into the actual burial plots. Additionally direct selling costs incurred in selling the cemetery plots are recorded in cost of goods sold.
Park construction income is recognized when the Company is contracted to provides services for third party clients. These services include the construction of sidewalks, pagodas, landscaping and other structures for parks. These projects are not associated with the Company’s sales of cemetery plots. Revenue is recognized upon the completion of the park, and the project has been approved by the customer and collection is assured. The costs associated with the park construction income are raw materials purchased for that specific project and services performed by the Company recorded in costs of goods sold.
Cost of goods sold
Cost of goods sold includes the capitalized costs of cemetery plots sold and services provided by the Company to third parties for development and construction of parks.
Other operating costs
Other operating expenses include management and staff salaries, administrative and facilities related expenses, and other expenses to the non-production functions of the business are expensed as incurred.
Advertising
Advertising is expensed as incurred. Advertising expenses were included in selling expenses and amounted to $426,415 and $519,546 for the years ended March 31, 2009 and 2008, respectively.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Foreign currency translation
As of March 31, 2009 and 2008, the accounts of the Company were maintained, and its consolidated financial statements were expressed in the RMB. Such consolidated financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to SFAS 52, all assets and liabilities were translated at the exchange rate on the consolidated balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” The exchange rate for the conversion of one US Dollar to RMB was 6.8256 and 7.0022 at March 31, 2009 and 2008.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with arithmetical changes in the corresponding balances on the consolidated balance sheet.
Other comprehensive income
SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and display of comprehensive income or loss and its components in a full set of general purpose financial statements. Comprehensive income or loss is defined as the change in equity during a period resulting from transactions and other events and circumstances from non-owner sources. The Company’s total comprehensive income or loss consists of net unrealized income or loss from foreign currency translation adjustments. The Company has presented comprehensive income or loss on the Statement of Operations and Comprehensive Income.
For the years ended March 31, 2009 and 2008, unrealized foreign currency translation gain was $511,749 and $1,978,746, respectively.
Segment reporting
Operating segments are defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”), as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. For the years ended March 31, 2009 and 2009, the Company derived almost all of its revenue from the sale of burial plots.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recent accounting pronouncements
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) applies to any transaction or other event that meets the definition of a business combination. Where applicable, SFAS No. 141(R) establishes principles and requirements for how the acquirer recognizes and measures identifiable assets acquired, liabilities assumed, non-controlling interest in the acquiree and goodwill or gain from a bargain purchase. In addition, SFAS No. 141(R) determines what information to disclose to enable users of the consolidated financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB issued FSP 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, (“FSP 141(R)-1”), which modified the guidance in SFAS No. 141(R) related to contingent assets and contingent liabilities. Also in December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R), as modified by FSP 141(R)-1, and SFAS No. 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption being prohibited. The Company will adopt both SFAS No. 141(R), as modified by FSP 141(R)-1, and SFAS No. 160 on April 1, 2009. The Company has no non-controlling interests, therefore the adoption of SFAS No. 160 is not expected to have any impact. The adoption of SFAS No. 141(R), as modified by FSP 141(R)-1, will change the Company’s accounting treatment for business combinations on a prospective basis.
In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for periods beginning January 1, 2009. The adoption of SFAS No. 161 did not have a material impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142-3 is effective for periods beginning January 1, 2009. The adoption of SFAS No. 142-3 did not have a material impact on the Company’s consolidated financial statements.
In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. This FSP requires additional disclosures about plan assets for sponsors of defined benefit pension and postretirement plans including expanded information regarding investment strategies, major categories of plan assets, and concentrations of risk within plan assets. Additionally, this FSP requires disclosures similar to those required under SFAS No. 157 with respect to the fair value of plan assets such as the inputs and valuation techniques used to measure fair value and information with respect to classification of plan assets in terms of the hierarchy of the source of information used to determine their value. The disclosures under this FSP are required for annual periods ending after December 15, 2009. The Company does not expect that this standard would have a material impact on the consolidated financial statements since the Company does not have Postretirement Benefit Plan Assets.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”). FSP 157-4 provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and must be applied prospectively. The Company does not expect the adoption of FAS 157-4 on April 1, 2009 to have any material impact on its consolidated financial statements or required disclosures.
In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (“SFAS 165”), which establishes general standards of accounting for, and requires disclosure of, events that occur after the consolidated balance sheet date but before consolidated financial statements are issued or are available to be issued. The Company adopted the provisions of SFAS 165 for the quarter ended June 30, 2009. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.
In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”). SFAS 166 is a revision to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and will require more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods ending after November 15, 2009. The Company will adopt SFAS 166 on January 1, 2010 and is currently evaluating the potential impact on the consolidated financial statements when implemented.
In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt SFAS 167 in fiscal 2010 and is evaluating the impact it will have on the results of the Company.
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 3 — INVENTORY
Cemetery plots and other inventories at March 31, 2009 and 2008 consisted of the following:

	2009	2008
Basic plots	$1,885,623	770,905
Standard plots	1,818,225	3,249,644
Deluxe plots	1,904,877	2,348,506
Artist plots	565,963	2,721,621
Small tools and supplies	3,495	3,407

Total	$6,178,183	$9,094,083

NOTE 4 — PREPAID EXPENSES
Prepaid expenses at consist of the following as of:

	Year Ended March 31,
	2009	2008
Prepaid expenses	$828,124	$—

During 2009, the Company signed an agreement to pay the government of the PRC, (“the Government”), $835,055, which as to be used by the Government for the purpose of building homes for the villagers and relocation costs of the farmers in ChangShou Jiang Nan. The villagers and farmers were originally located in LongQiao and QianFo villages. The cash received from the Company was redistributed to the local farmers and villagers by the Government as a payment for relocating them to ChangShou Jiang Nan. The Company also agreed to clear land for the building of these homes.
The prepaid expenses are amortized over 20 years per the terms of the contract. For the year ended March 31, 2009, the Company had recorded $6,926 which was recorded as cost of goods sold.
NOTE 5 — PREPAYMENTS TO SUPPLIERS
Prepayments to suppliers consist of the following as of:

	Year Ended March 31,
	2009	2008
Prepayments on contracts	$1,845,870	$—
Prepayments on construction	3,662,500	—

Total	$5,508,370	$—

In April 2008, the Company had recorded a prepayment for a purchase commitment in the amount of $1,403,400 (87% of the contract) for cemetery headstones to ChongQing Kun Yu Stone Wood Company, a related party. Under the term of the contract, ChongQing Kun Yu Stone Wood Company is to finish the production, and deliver the products at the specified time defined by the Company. The Company is to check and inspect the quality, if there is any quality issue with product, ChongQing Kun Yu Stone Wood Company is to fix it and after final inspection, the Company is to keep the headstones. The Company is to pay 5% of the total contract price upon signing the contract and upon final inspection, and the Company is to pay in full within one month after delivery of the headstones to the Company. As of March 31, 2009, the Company had not taken possession of the cemetery headstones.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 5 — PREPAYMENTS TO SUPPLIERS (continued)
In February 2009, the Company had recorded a prepayment for a purchase commitment in the amount of $442,470 (50% of the contract) for trees to ChongQing Chang Sheng Qiao Company, an unrelated third party. The total price stated in the contract is $880,000 but the actual price is determined by the actual quantity of trees delivered. ChongQing Chang Sheng Qiao Company is to organize tree plants upon signing the contract, and deliver the tree plants to a location of the Company’s choice by January 5, 2009. ChongQing Chang Sheng Qiao Company pays the delivery fees. The Company is to pay 50% of the contract upon signing the contract and upon final inspection pay another 30% based on the number of actual trees delivered and pay the balance within one (1) year. As of March 31, 2009, the Company had not taken possession of the trees.
In February 2009, the Company had recorded a prepayment related to a contract in the amount of $3,662,500 (7% of the contract), for the construction of entertainment boats. ChongQing Bo Goa Tourism Company, an unrelated third party and the Company to jointly develop the “Liang Jiang Yu“project. This project includes development of a park near the lake as a way to attract more tourism in the ChangShou area near the Chongqing Gui Yuan Cemetery. The current project is for 10-20 entertainment boats, a welcome center, (1) large sailboat and nine (9) docks. The entertainment boat design and construction and docks are the responsibility of the Company and the boats are expected to be put to use by December 2010. The first stage constructions fees are $77,645, which was paid by ChongQing Bo Goa Tourism Company. When the project is completed, the Company will repay ChongQing Bo Goa Tourism the first stage construction fees of $77,645. ChongQing Bo Goa Tourism Company is responsible for obtaining the government loans (government has agreed) of approximately $2,930,107 with an annual interest payment of approximately $161,150. The total price of the contract is approximately $51,275,000.
NOTE 6 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of:

	Year Ended March 31,
	2009	2008
Buildings and structures	$8,041,165	$6,395,797
Machinery and equipment	855,542	833,935
Office equipment	8,077	7,873
Less: accumulated depreciation	(1,275,442)	(924,405)

Total Property and equipment	$7,629,342	$6,313,200

Depreciation expenses for the years ended March 31, 2009 and 2008 were $249,884 and $230,185, respectively.
NOTE 7 — INTANGIBLE ASSETS
In the PRC, land is the asset of the government. The Company maintains only use rights from local governmental authorities. The Company has use rights on three properties consisting of approximately 399,444 square meters of land with land usage rights with 100 years expiration from the date of grant. Land use rights are stated at the estimated fair value on the contribution date less accumulated amortization and any impairment losses. The land use rights are amortized on ratable basis based on the number of plots developed over the life of the rights.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 7 — INTANGIBLE ASSETS (continued)
The intangible assets consist of the following as of:

	Year Ended March 31,
	2009	2008
Land use rights	$13,236,805	$12,922,073
Less: Accumulated units of production costs	916,912	744,021

Total	$12,319,893	$12,178,052

During 2005, the Company received land use rights which were contributed by the PRC. The land use rights include Chongqing Gui Yuan Cemetery located in ChangShou, China, Under PRC’s governmental regulations, the government owns all land. However, PRC would not directly assign the land use rights to the Company’s management rather it assigned the land use rights to the Company as a contribution. Therefore, the Company received the land use rights without giving the government any consideration in return for the rights. At December 31, 2005, the Company has recorded the fair value of the land use rights under FAS 116, “Accounting for Contributions Received and Contributions Made”, and the deferred revenue.
The Company’s management determined the fair market value of the land use rights based upon the actual square meters of the useable land. The Company expects approximately 210,000 plots can be developed and sold within the 399,444 square meters of land. The Company’s average sales price per plot ranges from $3,900 to $4,400.
At March 31, 2009 and 2008, the Company reviewed the land use rights for impairment. The Company determined that based upon the combined net income of $11,222,243 for the years ended March 31, 2009 and 2008, value assigned to land use rights value is fully recoverable and no impairment to its value.
The land use rights are expensed based upon the number of cemetery plots capitalized in inventory using the units of production method. As of March 31, 2009 and 2008, the Company expensed $172,890 and $432,006, respectively, which was included in the capitalized cost of inventory and expensed through cost of goods sold.
NOTE 8 — ACCRUED EXPENSES AND OTHER PAYABLES
Accrued expenses and other payables consist of the following as of:

	Year Ended March 31,
	2009	2008
Welfare payable	$96,932	$94,484
Taxes payable	845,525	582,319
Other accrued payables	54,523	107,945

Total	$996,980	$784,848

These expenses are accrued by the Company over time and paid to the People’s Republic of China’s government.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 9 — DEFERRED REVENUE
At December 31, 2005, the Company recorded the deferred revenue related to land use rights that were contributed to the Company by the People’s Republic of China under FAS 116, “Accounting for Contributions Received and Contributions Made.” As the Company sells cemetery plots, a portion of the deferred revenue is recognized as other income based on the number of cemetery plots that the Company sells during the year. As of March 31, 2009 and 2008, the Company recorded $255,893 and $296,364, respectively, as other income.
NOTE 10 — SHORT-TERM NOTES PAYABLE
Short term notes payable represent amounts due to a bank normally due within one year. The principles of loans are due at maturity and the loans can be renewed each year.
Short-term — Chongqing Rural Commercial Bank, secured by Chongqing bowling museum building, due on demand, interest calculated at annual rate of 8.4% and matures March 2010. As of March 31, 2009 and 2008, the Company had a short-term notes payable in the amount of $439,500 and $428,400, respectively.
Short-term — Chongqing Rural Commercial Bank; secured by approximately 123,334 square meters for land valued at approximately $882,353, due on demand, interest calculated at annual rate of 9.6% and matures March 2010. In the event of default on the short-term notes payable, the interest rate is calculated at annual rate of 14.4%. As of March 31, 2009 and 2008, the Company had a loan payable of $2,031,955 and $1,980,636, respectively. The short-term notes payable contain covenants that restrict the use of proceeds to develop the cemetery plots. If the Company fails to use the money according to the stated purpose, the interest rate is calculated at 19.2%. As of March 31, 2009 and 2008, the Company was in compliance with these covenants.
As of March 31, 2009 and 2008, the Company recorded interest expense in the amount of $235,208 and $204,075 respectively, for these loans.
NOTE 11 — RENTAL INCOME FROM OPERATING LEASE
Rental income consists of the following as of:

	Year Ended March 31,
	2009	2008
Rental income	$335,969	$309,496
Less Depreciation of building	-75,683	-69,720

Net rental income	$260,286	$239,776

The Company rents its excess office space in ChangShou, China to a third party under a cancellable operating lease that expires in December 2009. The operating lease is automatically renewable each year. The third party is responsible for all expenses related to occupancy of the building. As of March 31, 2009 and 2008, the lease called for monthly rental of approximately $28,000 and $25,800, respectively.
NOTE 12 — STOCKHOLDERS’ EQUITY
Common Stock
The Company is authorized to issue 100,000,000 shares of common stock, par value of $0.121 per share. As of March 31, 2009 and 2008, there were 100,000,000 share of common stock issued and outstanding.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 13 — CONCENTRATION RISK
Suppliers
The Company obtained approximately 100% and 34% of its inventory purchases from two suppliers for the years ended March 31, 2009 and 2008, respectively. Management believes other suppliers could provide similar products and services on comparable terms in the area. Although alternate suppliers may provide identical or similar products, such a change could result in delays and a possible loss of sales. The Company did have long-term contracts with its suppliers for the years ended March 31, 2009 and 2008 (See Note 5).
Customers
The Company did not have concentrations related to any of its customers and revenue for the years ended March 31, 2009 and 2008.
NOTE 14 — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company had $0 and $372,174 in related party receivable from Gui Yuan Co. as of March 31, 2009 and 2008, respectively. The related party receivable was unsecured, non-interest bearing and due on demand. As of March 31, 2009 and 2008, no interest income was recorded or received.
The Company had $1,406,400 and $0 in prepayments to a related party supplier as of March 31, 2009 and 2008, respectively. See Note 5.
The Company had $0 and $735,289 in related party payables due to Shou-Cheng Co. as of March 31, 2009 and 2008, respectively. The related party payables were unsecured, non-interest bearing and due on demand. As of March 31, 2009 and 2008, no interest expense was recorded or paid.
NOTE 15 — INCOME TAXES
The components of income (loss) before income tax consist of the following as of:

	Year Ended March 31,
	2009	2008
Current Taxes
Chinese Operations	1,689,693	2,346,605

Total	$1,689,693	$2,346,605

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. The Company did not have any temporary differences, which give rise to a net deferred tax asset for fiscal year end March 31, 2009 and 2008.

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 15 — INCOME TAXES (continued)
The reconciliation of the effective income tax rate to the statutory rate for year ended March 31, 2009 and 2008 is as follows:

	2009	2008
Statutory income tax rate for funeral company	25%	33%
Tax exemptions	(1.0%)	(4.0%)

Effective income tax rate for funeral chains	24%	29%

Beginning January 1, 2008, the new PRC Enterprise Income Tax (“EIT”) law replaced the existing laws for PRC Domestic Enterprises (“DES”) and PRC Foreign Invested Enterprises (“FIEs”).
The key changes are:
•	The new standard PRC EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%; and

•	Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.
NOTE 16 — COMMITMENTS AND CONTINGENCIES
(a) Lease commitments
The Company has a lease commitment in relation to the land rights that were contributed to the Company by People’s Republic of China. The tenure of arable land is 22 years, from January 1, 2005 to December 31, 2027. The tenure of non-arable land is 50 years, from January 1, 2005 to December 31, 2055.
The Company pays annual lease payment on or before October 31st to the PRC and in turn the PRC Government then pays the sixth villager group, Longqiaohu village according to the terms of the contract, and the sixth villager group re-distributes the funds to each farmer household. This is the consideration that was agreed upon by the farmers for relocating in ChangShou Jiang Nan.
The annual operating lease expense is capitalized as component of inventory and expensed through cost of goods sold. As of March 31, 2009 and 2008, the Company capitalized $22,679 and $22,106, respectively.
Future minimum operating lease payments relating to the above lease is as follows:

Years Ending March 31,
2010	$22,679
2011	22,679
2012	22,679
2013	22,679
2014	22,679
Thereafter	294,827
Total	$408,222

GOLD INDUSTRY LIMITED
Notes to the Consolidated Financial Statements
March 31, 2009 and 2008
NOTE 16 — COMMITMENTS AND CONTINGENCIES (continued)
(b) Litigation
In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At March 31, 2009 and 2008, management believes that the Company is not a party to any action which would have a material impact on its financial condition, operations, or cash flows.
(c) Economic Environment
Due to all of the Company’s operations being conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.
The granting of land use licenses is a common practice in China as all land is government-owned, and, at present, no option to purchase land has ever been granted. Pursuant to the laws of China, all land belongs to the government. However, as the Company does have very limited rights in accordance with land use license for the cemetery plot development and corresponding sales of the burial spaces.
(d) Retirement Plans
The Company participates in a defined contribution retirement program organized by the relevant local government authority in the PRC. Employees of the Company eligible to participate in the retirement plan are entitled to retirement benefits from the plan. The local government authority is responsible for the pension liabilities to these retired employees. The Company is required to make monthly contributions to the retirement plan up to the time of retirement of the eligible employees, at 20% of the local standard basic salaries. As of March 31, 2009 and 2008, the Company had no significant obligation apart from the contribution as stated above.
Note 17 — SUBSEQUENT EVENT
On February 12, 2010, the Company and its shareholders entered into a Share Exchange Agreement with Artistry Publications, Inc. (“Artistry Publications”). Pursuant to the terms of the Share Exchange Agreement, Artistry Publications agreed to acquire all of the issued and outstanding capital stock of the Company in exchange for 8,800,000 shares of Artistry Publications’ common stock. The transactions contemplated under the Share Exchange Agreement closed on February 12, 2010.

GOLD INDUSTRY LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2009	2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,608,455	$1,392,961
Accounts receivable	—	61,384
Inventory	9,014,045	6,178,182
Advances to suppliers	21,968	21,975
Related party receivable	1,174	1,172
Other current assets	57,551	57,435

TOTAL CURRENT ASSETS	13,703,193	7,713,109

PROPERTY AND EQUIPMENT, NET	7,348,253	7,629,342

OTHER NON-CURRENT ASSETS
Prepayments to suppliers	8,948,700	4,101,970
Prepayment to related party suppliers	1,408,320	1,406,400
Prepaid expenses	797,865	828,124
Other assets	16,584	16,592
Intangible assets , net	11,937,561	12,319,893

TOTAL OTHER NON-CURRENT ASSETS	23,109,030	18,672,979

TOTAL ASSETS	$44,160,476	$34,015,430

LIABILITIES & STOCKHOLDERS ’ EQUITY
CURRENT LIABILITIES
Accounts payable	$103,947	$308,637
Welfare payable	97,064	96,932
Taxes payable	1,416,638	845,525
Other accrued payables	60,256	54,523
Short-term notes payable	2,474,829	2,471,455

TOTAL CURRENT LIABILITIES	4,152,734	3,777,072

LONG-TERM LIABILITIES
Deferred revenue	10,138,267	10,463,803

TOTAL LONG-TERM LIABILITIES	10,138,267	10,463,803

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized, $0.121 par value; 100,000,000 shares issued and outstanding	12,100,000	12,100,000
Retained earnings	15,878,871	5,834,633
Accumulated other comprehensive income	1,890,604	1,839,922

TOTAL STOCKHOLDERS’ EQUITY	29,869,475	19,774,555

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,160,476	$34,015,430

The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For three	For three	For nine months	For nine months
	months ended	months ended	ended	ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES
Cemetery	$11,403,585	$1,969,952	$26,467,501	$10,529,201
Park construction services	—	—	—	657,212
Total revenue	11,403,585	1,969,952	26,467,501	11,186,413

COST OF GOODS SOLD
Cemetery	5,339,808	1,014,616	12,110,391	5,920,501
Park construction services	—	—	—	487,233
Total cost of goods sold	5,339,808	1,014,616	12,110,391	6,407,734

GROSS PROFIT	6,063,777	955,336	14,357,110	4,778,679

EXPENSES
Selling expenses	61,641	19,238	142,982	84,024
General & administrative expenses	581,557	175,600	1,254,200	784,253
TOTAL EXPENSES	643,198	194,838	1,397,182	868,277

INCOME FROM OPERATIONS	5,420,579	760,498	12,959,928	3,910,402

OTHER INCOME (EXPENSES)
Other income	140,824	32,770	325,536	165,901
Interest expenses	(58,759)	(58,417)	(177,559)	(174,533)
Interest income	2,948	262	7,872	3,225
Rental income	65,438	64,969	196,304	192,310
TOTAL OTHER INCOME	150,451	39,584	352,153	186,903

INCOME BEFORE INCOME TAXES	5,571,030	800,082	13,312,081	4,097,305

INCOME TAXES	(1,414,552)	(67,002)	(3,267,843)	(836,642)

NET INCOME	$4,156,478	$733,080	$10,044,238	$3,260,663

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	402	17,072	50,682	511,749
COMPREHENSIVE INCOME	$4,156,880	$750,152	$10,094,920	$3,772,412
The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine	For the nine
	months	months
	ended	ended
	Dec. 31,	Dec. 31,
	2009	2008
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10,044,238	$3,260,663

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	260,054	187,300
Allocation of units of production	(325,816)	(166,181)
Changes in assets and liabilities:
Accounts receivable	61,468	127,776
Inventory	(2,355,757)	(523,587)
Advances to suppliers	37	271,475
Related party receivable	—	382,338
Other current assets	(38)	54,784
Prepayments to suppliers	(4,841,130)	—
Prepayments to related party suppliers	—	(674,820)
Other assets	31	—
Accounts payable	(205,111)	(1,526,447)
Taxes payable	569,959	(529,204)
Other accrued payables	5,659	(58,238)
Related party payables	—	(755,370)
Net cash used by operating activities	3,213,593	50,489

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(1,100,250)
Net cash used in investing activities	—	(1,100,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	—	—

Net increase (decrease) in cash	3,213,593	(1,049,761)

Effects of foreign exchange translation	1,902	2,408

Cash and cash equivalents, beginning of period	1,392,961	1,719,620

Cash and cash equivalents, end of period	$4,608,455	$672,268

SUPPLIMENTAL CASH FLOW INFORMATION:
Interest paid	$39,269	$38,625
Taxes Paid	$817,954	$144,075
The accompanying notes are an integral part of these consolidated financial statements.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 1 — BASIS OF PRESENTATION
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended December 31, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2010 or for any other future period.
The condensed consolidated balance sheet at March 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 2009.
NOTE 2 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Gold Industry Limited (“Gold Industry” or the “Company”) was incorporated on September 11, 2009, under the laws of the Cayman Islands. The Company has no substantive operations of its own except for its 100% holding of Gold Holy Industry Limited (“Gold Holy”), which was incorporated on September 29, 2009, under the laws of Hong Kong Special Administrative Region. In turn, Gold Holy owns 100% of Chongqing Ran Ji Industry Co., Ltd. (“Chongqing Ran Ji”), a company established under the laws of the People’s Republic of China (“China” or the “PRC”). Through Chongqing Ran Ji, the Company controls Chongqing Foguang Tourism Development (Group) Co., Ltd. (“Chongqing Foguang”), a private provider of cemetery plots and related services in and around Chongqing, China.
Chongqing Ran Ji was established in the PRC on December 15, 2009 as a wholly foreign owned enterprise (“WFOE”), with registered capital of $25,000,000, with the first $3,000,000 to be contributed by March 20, 2010, and the balance within two years. Chongqing Ran Ji has no substantive operations of its own except for entering into certain exclusive agreements with Chongqing Foguang and performing its obligations thereunder.
Chongqing Foguang, a PRC limited liability company established on October 10, 2002 with registered capital of 100,000,000 Renminbi (“RMB”), is engaged in selling death care products and services, and holds the licenses and approvals necessary to operate its business in China.
PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on December 15, 2009, Chongqing Ran Ji entered into following exclusive agreements with Chongqing Foguang and its owners (collectively the “Contractual Arrangements”):
(1) Consulting Services Agreement, through which Chongqing Ran Ji has the right to advise, consult, manage and operate Chongqing Foguang, and collect and own all of its net profits;
(2) Operating Agreement, through which Chongqing Ran Ji has the right to recommend director candidates and appoint the senior executives of Chongqing Foguang, approve any transactions that may materially affect the assets, liabilities, rights or operations of Chongqing Foguang, and guarantee the contractual performance by Chongqing Foguang of any agreements with third parties, in exchange for a pledge by Chongqing Foguang of its accounts receivable and assets;
(3) Proxy Agreement, under which the owners of Chongqing Foguang have vested their collective voting control over Chongqing Foguang to Chongqing Ran Ji and will only transfer their respective equity interests in Chongqing Foguang to Chongqing Ran Ji or its designee(s);

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 2 — ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)
(4) Option Agreement, under which the owners of Chongqing Foguang have granted Chongqing Ran Ji the irrevocable right and option to acquire all of their equity interests in Chongqing Foguang; and
(5) Equity Pledge Agreement, under which the owners of Chongqing Foguang have pledged all of their rights, titles and interests in Chongqing Foguang to Chongqing Ran Ji to guarantee the performance of their obligations under the Consulting Services Agreement.
As a result of these Contractual Arrangements, which obligates Chongqing Ran Ji to absorb a majority of the risk of loss from Chongqing Foguang’s activities and enable Chongqing Ran Ji to receive a majority of its expected residual returns, the Company believes that Chongqing Foguang is a Variable Interest Entity (“VIE”) under Accounting Standards Codification 810, because the owners of Chongqing Foguang do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Chongqing Foguang. Accordingly, the Company consolidates Chongqing Foguang’s results, assets and liabilities in the accompanying consolidated financial statements.
The Company’s fiscal year-end is March 31st.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies is presented to assist the understanding of the consolidated financial statements. The consolidated financial statements and notes are presentations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to the accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.
The reporting entities
The Company’s consolidated financial statements of reflect the activities of the Company and the following subsidiaries and VIE:

		Percentage of
Subsidiaries/VIE	Incorporated in	Ownership
Gold Holy Industry Limited	Hong Kong	100.00%
Chongqing Ran Ji	PRC	100.00%
Chongqing Foguang	PRC	VIE by Contractual Arrangements
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s functional currency is the Chinese Renminbi (“CNY” or “RMB”), however, the accompanying consolidated financial statements have been re-measured and presented in United States Dollars ($).

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Consolidation of variable interest entities
In accordance with Accounting Standards Codification (ASC) 810 variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.
The Company has concluded that Chongqing Foguang is a VIE and that the Company’s direct wholly owned subsidiary, Chongqing Ran Ji, absorbs a majority of the risk of loss from the activities of Chongqing Foguang, and enable the Company to receive a majority of its expected residual returns. Accordingly, the Company accounts for Chongqing Foguang as a VIE.
Because the Company and Chongqing Foguang are under common control, the initial measurement of the assets and liabilities of Chongqing for the purpose of consolidation by the Company is at book value. The Company has had no other business activities except for the entering into of the exclusive agreements with Chongqing Ran Ji and its shareholders. For the purpose of presenting the financial statements on a consistent basis, the consolidated financial statements are prepared as if the Company had been in existence since April 1, 2007 and throughout each of the two-year periods ended December 31, 2009.
The consolidated financial statements include the financial statements for the company, its subsidiary and the variable interest entity, Chongqing Foguang. All significant inter-company transactions and balances between the Company, its subsidiary and the variable interest entity are eliminated upon consolidation.
Use of estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates reflected in the Company’s consolidated financial statements include the fair value of financial instruments, the useful lives of and impairment for property and equipment, estimates of intangible assets, and accruals for taxes due. Actual results could differ from those estimates.
Fair value of financial instruments
The Company’s fair value of financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and short term notes payable approximated carrying values because of the short-term nature of these instruments.
Inventory
Inventory consists of completed cemetery plots ready for sale. Inventory includes all direct costs associated with land development and construction of cemetery plots, including interest, costs of land use rights based on units of production and other carryings costs incurred. Inventory is valued at the lower of cost or market (determined on a weighted average cost basis) or net realizable value. Management compares the cost of inventory with the net realizable value and an allowance is made for impairment in the value of inventory if lower than cost. As of December 31, 2009, no impairment was recorded.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Contributed property
The Company received land use rights from the PRC for a period of 20 years from the initial transaction date for the land use for a cemetery, but is renewable for 80 more years. The Company recorded the fair value of the land use rights as an intangible asset and deferred revenue based upon the authoritative accounting guidance for financial accounting and reporting for contributions received and contributions made. Accounting for contributions is an issue primarily for not-for-profit organizations because contributions are a significant source of revenues for many of those organizations. However, the guidance applies to all entities (not-for-profit organizations and business enterprises) that receive or make contributions. Contributions received are recognized as revenues or gains in the period received and as assets, decreases of liabilities, or expenses depending on the form of the benefits received. Contributions received are measured at their fair values. (See NOTES 8 and 9).
Revenue recognition
The Company recognizes revenue in accordance with U.S. GAAP which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.
The Company has two revenue sources including the following revenue recognition policies:
The Company recognizes revenue from the sale of cemetery plots when it is realized or realizable and earnings process is complete. In general, the Company records revenue when the cemetery plot successfully completed, title has passed to the customer in accordance with the terms of the sale and consideration is given. The costs associated with cemetery products revenue are the costs to convert the land into the actual burial plots. Additionally, direct selling costs incurred in selling the cemetery plots are recorded in cost of goods sold.
Park construction income is recognized when the Company is contracted to provides services for third party clients. These services include the construction of sidewalks, pagodas, landscaping and other structures for parks. These projects are not associated with the Company’s sales of cemetery plots. Revenue is recognized upon the completion of the park, and the project has been approved by the customer and collection is assured. The costs associated with the park construction income are raw materials purchased for that specific project and services performed by the Company recorded in costs of goods sold.
Cost of goods sold
Cost of goods sold includes the capitalized costs of cemetery plots sold and services provided by the Company to third parties for development and construction of parks.
Other operating costs
Other operating expenses include management and staff salaries, administrative and facilities related expenses, and other expenses to the non-production functions of the business are expensed as incurred.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Foreign currency translation
As of December 31, 2009, the accounts of the Company were maintained, and its consolidated financial statements were expressed in the RMB. Such consolidated financial statements were translated into U.S. Dollars in accordance with U.S. GAAP with the RMB as the functional currency. In accordance with U.S. GAAP, all assets and liabilities were translated at the exchange rate on the consolidated balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income. The exchange rate for the conversion of one U.S. Dollar to RMB was $1.00 = 6.8172 yuan (or 1 yuan = U.S. $0.1467), on December 31, 2009. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
Cash flows from the Company’s operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with arithmetical changes in the corresponding balances on the consolidated balance sheet.
Other comprehensive income
Current accounting guidance establishes standards for the reporting and display of comprehensive income or loss and its components in a full set of general purpose consolidated financial statements. Comprehensive income or loss is defined as the change in equity during a period resulting from transactions and other events and circumstances from non-owner sources. The Company’s total comprehensive income or loss consists of net unrealized income or loss from foreign currency translation adjustments. The Company has presented comprehensive income or loss on the Statement of Operations and Comprehensive Income.
For the period ended December 31, 2009 and the year ended March 31, 2009, unrealized foreign currency translation gains were $50,862 and $511,749, respectively.
Recent accounting pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. The Update would affect all entities that are required to make disclosures about recurring and nonrecurring fair value measurements. The Board concluded that users will benefit from improved disclosures in this Update and that the benefits of the increased transparency in financial reporting will outweigh the costs of complying with the new requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 30, 2010, and for interim periods within those fiscal years. The adoption of this update for improving disclosures about fair measurements, as codified in ASC 820 did not have any impact on the Company’s consolidated financial statements.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In January 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update to address implementation issues related to the changes in ownership provisions in the Consolidation—Overall Subtopic (Subtopic 810-10) of the FASB Accounting Standards Codification™, originally issued as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Subtopic 810-10 establishes the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.
While Subtopic 810-10 provides general guidance on accounting for the decreases in ownership of a subsidiary, including a deconsolidation, some constituents raised concerns that the guidance appears to conflict with the gain or loss treatment or derecognition criteria of other U.S. generally accepted accounting principles (GAAP), such as the guidance for sales of real estate, transfers of financial assets, conveyances of oil and gas mineral rights, and transactions with equity method investees.
Some constituents also questioned whether the Board intended for the decrease in ownership provisions of Subtopic 810-10 to apply to all entities because a subsidiary is defined as an entity, including an unincorporated entity such as a partnership or trust, in which another entity, known as its parent, holds a controlling financial interest. Those constituents were concerned that such an interpretation could result in the accounting for a transaction being driven by its form rather than its substance. For example, different accounting might be applied to a transaction involving the same underlying assets depending on whether those assets were transferred in asset or entity form.” The amendments in this update are effective beginning in the period that an entity adopts Statement 160 (now included in Subtopic 810-10). If an entity has previously adopted Statement 160 as of the date of the amendments in this update are included in the
Accounting Standards Codification, the amendments in this update are effective beginning in the interim or annual reporting period ending on or after December 31, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted 160. The adoption of this update for the changes in the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary, as codified in ASC 810-10, did not have any impact on the Company’s financial statements.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Recent accounting pronouncements (continued)
In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update for improvements to financial reporting by enterprises involved with Variable Interest Entities. The subsections clarify the application of the General Subsections to certain legal entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support [FIN 46(R), paragraph 1, sequence 55.1] or, as a group, the holders of the equity investment at risk lack any one of the following three characteristics: [FIN 46(R), paragraph 1, sequence 55.2]
a. The power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance [FIN 46(R), paragraph 1, sequence 55.2.1]
b. The obligation to absorb the expected losses of the legal entity [FIN 46(R), paragraph 1, sequence 55.2.2]
c. The right to receive the expected residual returns of the legal entity. [FIN 46(R), paragraph 1, sequence 55.2.3]
The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The adoption of this update to improving the financial reporting by enterprises involved with Variable Interest Entities, as codified in ASC 810, did not have any impact on the Company’s consolidated financial statements.
In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets. The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 166, Accounting for Transfers of Financial Assets. The adoption of this update did not have any impact on the Company’s consolidated financial statements.
Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on the Company’s present condensed consolidated financial statements.
Segment reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. For the periods ended December 31, 2009 and 2008, the Company derived almost all of its revenue from the sale of burial plots.
Subsequent events
The Company evaluates events that occur subsequent to the consolidated balance sheet date of periodic reports, but before consolidated financial statements are issued for periods ending on such consolidated balance sheet dates, for possible adjustment to such consolidated financial statements or other disclosure. This evaluation generally occurs through the date at which the Company’s consolidated financial statements are electronically prepared for filing with the SEC.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 4 – INVENTORY
Cemetery plots and other inventories at December 31, 2009 consisted of the following:

Basic plots	$1,938,818
Standard plots	3,781,171
Deluxe plots	2,563,383
Artist plots	730,673

Total	$9,014,045

NOTE 5 – PREPAID EXPENSES

Prepaid expenses at December 31, 2009 consisted of the following:

Prepaid expenses	$797,865

During fiscal year ending 2009, the Company signed an agreement to pay the government of the PRC, (“the Government”), $836,190, which as to be used by the Government for the purpose of building homes for the villagers and relocation costs of the farmers in ChangShou Jiang Nan. The villagers and farmers were originally located in LongQiao and QianFo villages. The cash received from the Company was redistributed to the local farmers and villagers by the Government as a payment for relocating them to ChangShou Jiang Nan. The Company also agreed to clear land for the building of these homes.
The prepaid expenses are amortized over 20 years per the terms of the contract. For the period ended December 31, 2009, the Company recorded $31,390 in amortization which was recorded as cost of goods sold.
NOTE 6 – PREPAYMENTS TO SUPPLIERS
Prepayments to suppliers at December 31, 2009 consisted of the following:

Prepayments on contracts	$1,848,420
Prepayments on construction	8,508,600

Total	$10,357,020

In April 2008, the Company had recorded a prepayment for a purchase commitment in the amount of $1,408,320 (87% of the contract) for cemetery headstones to ChongQing Kun Yu Stone Wood Company, a related party. Under the term of the contract, ChongQing Kun Yu Stone Wood Company is to finish the production, and deliver the products at the specified time defined by the Company. The Company is to check and inspect the quality, if there is any quality issue with the product, ChongQing Kun Yu Stone Wood Company is to fix it and after final inspection, Gold Industry Limited is to keep the headstones. The Company is to pay 5% of the total contract price upon signing the contract and upon final inspection, and the Company is to pay in full within one month after delivery of the headstones to the Company. As of December 31, 2009, the Company had not taken possession of the cemetery headstones.
In February 2009, the Company had recorded a prepayment for a purchase commitment in the amount of $440,100 (50% of the contract) for trees to ChongQing Chang Sheng Qiao Company, an unrelated third party. The total price stated in the contract is approximately $904,000 but the actual price is determined by the actual quantity of trees delivered. ChongQing Chang Sheng Qiao Company is to organize tree plants upon signing the contract, and deliver the tree plants to a location of the Company’s choice. ChongQing Chang Sheng Qiao Company pays the delivery fees. The Company is to pay 50% of the contract upon signing the contract and upon final inspection pay another 30% based on the number of actual trees delivered and pay the balance within one (1) year. As of December 31, 2009, the Company had not taken possession of the trees.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 6 – PREPAYMENTS TO SUPPLIERS (continued)
In February 2009, the Company had recorded a prepayment related to a contract in the amount of $3,667,500 (7% of the contract), for the construction of entertainment boats. ChongQing Bo Goa Tourism Company, an unrelated third party and the Company are to jointly develop the “Liang Jiang Yu”project. This project includes development of a park near the lake as a way to attract more tourism in the ChangShou area near the Chongqing Gui Yuan Cemetery. The current project is for 10-20 entertainment boats, a welcome center, (1) large sailboat and nine (9) docks. The entertainment boat design and construction and docks are the responsibility of the Company and the boats are expected to be put to use by December 2010. The first stage constructions fees are approximately $80,000, which was paid by ChongQing Bo Goa Tourism Company. When the project is completed, the Company will repay ChongQing Bo Goa Tourism the first stage construction fees of approximately $80,000. ChongQing Bo Goa Tourism Company is responsible for obtaining the government loans (government has agreed) of approximately $3,000,000 with an annual interest payment of approximately $166,000. The total price of the contract is approximately $53,000,000.
As of December 31, 2009, the Company recorded an additional prepayment in the amount of $4,841,100 based on an amendment made on April 13, 2009 to the original contract. The amendment allows the Company to regain full control over the project. The company will retain 94% share of the project with ChongQing Bo Goa Tourism Company retaining the remaining 6% based on their prior investments. The land, which is approximately 7,973 square yards, is acquired for approximately $82,000, which is below market value and guaranteed by a government buy back. The Company’s expected annual investment for the Calendar years 2009-2012 is approximately $7,300,000.
NOTE 7 – PROPERTY AND EQUIPMENT
Property and equipment at December 31, 2009 consisted of the following:

Buildings and structures	$8,052,142
Machinery and equipment	856,710
Office equipment	8,088
Less: accumulated depreciation	(1,568,687)

Total Property and equipment	$7,348,253

Depreciation expense for the periods December 31, 2009 and 2008 was $228,664 and $187,300, respectively.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 8 – INTANGIBLE ASSETS
In the PRC, land is the asset of the government. The Company maintains only use rights from local governmental authorities. The Company has use rights on three properties consisting of approximately 399,444 square meters of land with land usage rights with 20 years expiration from the date of grant, but is renewable for 80 more years. Land use rights are stated at the estimated fair value on the contribution date less accumulated amortization and any impairment losses. The land use rights are amortized on ratable basis based on the number of plots developed over the life of the rights.
The intangible assets at December 31, 2009 consisted of the following:

Land use rights	$13,345,299
Less: Accumulated units of production costs	1,407,738

Total	$11,937,561

During 2005, the Company received land use rights which were contributed by the PRC. The land use rights include Chongqing Gui Yuan Cemetery located in ChangShou, China, Under PRC’s governmental regulations, the government owns all land. However, PRC would not directly assign the land use rights to the Company’s management rather it assigned the land use rights to the Company as a contribution. Therefore, the Company received the land use rights without giving the government any consideration in return for the rights. At December 31, 2005, the Company has recorded the fair value of the land use rights, and the deferred revenue.
The Company’s management determined the fair market value of the land use rights based upon the actual square meters of the useable land. The Company expects approximately 210,000 plots can be developed and sold within the 399,444 square meters of land. The Company’s average sales price per plot ranges from $3,900 to $4,400.
At December 31, 2009, the Company reviewed the land use rights for impairment. The Company determined that based upon the net income of $10,044,238 at December 31, 2009 and $11,222,243 for the years ended March 31, 2009 and 2008, value assigned to land use rights has been fully recovered.
The land use rights are expensed based upon the number of cemetery plots capitalized and placed into inventory using the units of production method. As of December 31, 2009 and March 31, 2009, the Company expensed $398,904 and $172,890, respectively, which was included in the capitalized cost of inventory and expensed through cost of goods sold.
NOTE 9 – DEFERRED REVENUE
At December 31, 2005, the Company recorded the deferred revenue related to land use rights that were contributed to the Company by the People’s Republic of China. As the Company sells cemetery plots, a portion of the deferred revenue is recognized as other income based on the number of cemetery plots that the Company sells during the year. As of December 31, 2009 and 2008, the Company recorded $325,816 and $166,181, respectively, as other income.
NOTE 10 – SHORT-TERM NOTES PAYABLE
Short term notes payable represent amounts due to a bank normally due within one year. The principle amounts of the loans are due at maturity and the loans can be renewed each year.
Short-term – Chongqing Rural Commercial Bank, secured by Chongqing bowling museum building, due on demand, interest calculated at annual rate of 8.4% and matures March 2010. As of December 31, 2009 and March 31, 2009, the Company had a short-term notes payable in the amount of $440,100 and $439,500 respectively.
Short-term – Chongqing Rural Commercial Bank; secured by approximately 123,334 square meters of land valued at approximately $906,000, due on demand, interest calculated at annual rate of 9.6% and matures March 2010. In the event of default on the short-term notes payable, the interest rate is calculated at an annual rate of 14.4%. As of December 31, 2009 and March 31, 2009, the Company had a loan payable in the amount of $2,634,729 and $2,031,955 respectively. The short-term notes payable contain covenants that restrict the use of proceeds to develop the cemetery plots. If the Company fails to use the money according to the stated purpose, the interest rate is calculated at 19.2%. As of December 31, 2009 and March 31, 2009 the Company was in compliance with these covenants.
As of December 31, 2009 and 2008, the Company recorded interest expense in the amount of $177,559 and $174,533 respectively, for these loans.

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 11 – RENTAL INCOME FROM OPERATING LEASE
Rental income consists of the following as of:

	Period Ended December 31,
	2009	2008
Rental income	$253,383	$248,077
Less Depreciation of building	-57,079	-55,767

Net rental income	$196,304	$192,310

The Company rents its excess office space in ChangShou, China to a third party under a cancellable operating lease that expires in December 2009. The operating lease is automatically renewable each year. The third party is responsible for all expenses related to occupancy of the building. As of December 31 2009 and 2008, the lease called for monthly rental of approximately $28,000 and $27,600, respectively.
NOTE 12 – STOCKHOLDERS’ EQUITY
Common Stock
The Company is authorized to issue 100,000,000 shares of common stock, par value of $0.121 per share. As of December 31, 2009, there were 100,000,000 share of common stock issued and outstanding.
NOTE 13 – CONCENTRATION RISK
Suppliers
The Company obtained approximately 100% of its inventory purchases from two suppliers for the period ended December 31, 2009 and the year ended March 31, 2009. Management believes other suppliers could provide similar products and services on comparable terms in the area. Although alternate suppliers may provide identical or similar products, such a change could result in delays and a possible loss of sales. The Company did have long-term contracts with its suppliers for the periods ended December 31, 2009 and year ended March 31, 2009 (See NOTE 6).
Customers
The Company did not have concentrations related to any of its customers and revenue for the periods ended December 31, 2009 and 2008, as the Company’s has several customers that purchase cemetery plots.
Short-term notes payables
The Company has obtained 100% of its short-term notes payable from two note-holders for the period ended December 31, 2009 and the year ended March 31, 2009. (See NOTE 10).
NOTE 14 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company had approximately $1,400,000 in prepayments to a related party supplier as of December 31, 2009 and March 31, 2009. (See NOTE 6).

GOLD INDUSTRY LIMITED
Condensed Notes to the Consolidated Financial Statements
December 31, 2009
NOTE 15 – COMMITMENTS AND CONTINGENCIES
(a) Lease commitments
The Company has a lease commitment in relation to the land rights that were contributed to the Company by People’s Republic of China. The tenure of arable land is 22 years, from January 1, 2005 to December 31, 2027. The tenure of non-arable land is 50 years, from January 1, 2005 to December 31, 2055.
The Company pays annual lease payment on or before October 31st to the PRC and in turn the PRC Government then pays the sixth villager group, Longqiaohu village according to the terms of the contract, and the sixth villager group re-distributes the funds to each farmer household. This is the consideration that was agreed upon by the farmers for relocating in ChangShou Jiang Nan.
The annual operating lease expense is capitalized as component of inventory and expensed through cost of goods sold. As of December 31, 2009 and March 31, 2009, the Company capitalized $22,650 and $22,679, respectively.
Future minimum operating lease payments relating to the above lease is as follows:

Years Ending
March 31,
2010	$22,650
2011	22,650
2012	22,650
2013	22,650
2014	22,650
Thereafter	271,806

Total	$385,056

In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At December 31, 2009, management believes that the Company is not a party to any action which would have a material impact on its consolidated financial condition, operations, or cash flows.
(b) Economic Environment
Due to all of the Company’s operations being conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.
The granting of land use licenses is a common practice in China as all land is government-owned, and, at present, no option to purchase land has ever been granted. Pursuant to the laws of China, all land belongs to the government. However, as the Company does have very limited rights in accordance with land use license for the cemetery plot development and corresponding sales of the burial spaces.
Note 16 – SUBSEQUENT EVENT
On February 12, 2010, the Company and its shareholders entered into a Share Exchange Agreement with Artistry Publications, Inc. (“Artistry Publications”). Pursuant to the terms of the Share Exchange Agreement, Artistry Publications agreed to acquire all of the issued and outstanding capital stock of the Company in exchange for 8,800,000 shares of Artistry Publications’ common stock. The transactions contemplated under the Share Exchange Agreement closed on February 12, 2010.

On February 12, 2010, the Company and its shareholders entered into a Share Exchange Agreement with Artistry Publications, Inc. (“Artistry Publications”). Pursuant to the terms of the Share Exchange Agreement, Artistry Publications agreed to acquire all of the issued and outstanding capital stock of the Company in exchange for 8,800,000 shares of Artistry Publications’ common stock. The transactions contemplated under the Share Exchange Agreement closed on February 12, 2010.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$606.41
Printing and engraving expenses	0
Blue Sky fees and expenses	7,585	*
Legal fees and expenses	50,000	*
Accounting fees and expenses	20,000	*
Miscellaneous	0

Total	$78,191.41

*	Estimated
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Delaware Law
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:
     “(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
Charter Provisions and Other Arrangements of the Registrant
     We currently have not adopted any indemnification provisions in our certificate of incorporation or bylaws for our officers and directors.

ITEM 15. Unregistered Sales of Equity Securities
     The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933 (the “Act”):
     On February 23, 2010, we sold and issued to 24 Purchasers 1,402,262 shares of Common Stock (the “Shares”) and Warrants to purchase 701,126 shares of Common Stock. The Shares and Warrants were issued to accredited investors in a private placement transaction exempt from registration under the Securities Act, pursuant to Rule 506 of Regulation D promulgated thereunder. Neither the Shares nor the Warrants have been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. We also issued warrants to purchase up to 70,113 shares of Common Stock to our placement agent and its assignees for the Financing.
     On February 12, 2010, we issued 8,800,000 shares of our common stock to the Cayman Shareholder in exchange for 100% of the capital stock of Gold Industry. The issuance of the common stock to the Cayman Shareholder was exempt from registration pursuant to Regulation S under the Securities Act. We made this determination based on the representations of the Cayman Shareholder, which included, in pertinent part, that such shareholder was not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholder was acquiring the common stock for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that such shareholder understood that the shares of common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits
     See “Exhibit Index” below, which follows the signature page to this registration statement.
ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

101

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in the Province of Chongqing, People’s Republic of China, on April 9, 2010.

CHINA REDSTONE, INC.
By:	/s/ Yiyou Ran
Yiyou Ran
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Michael Wang
Michael Wang
Chief Financial Officer (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yiyou Ran Yiyou Ran	Chairman of the Board, President and Chief Executive Officer	April 9, 2010

/s/ Michael Wang Michael Wang	Chief Financial Officer and Director	April 9, 2010

/s/ Jianquan Chen Jianquan Chen	Director	April 9, 2010

/s/ Tim Hudson Tim Hudson	Director	April 9, 2010

/s/ Michael Rudolph Michael Rudolph	Director	April 9, 2010

/s/ Lihua Zhang Lihua Zhang	Director	April 9, 2010

EXHIBIT INDEX

Exhibit	Description
2.1	Share Exchange Agreement by and among Artistry and Your Out Doors LLC. (“YOD”) and the members of YOD dated March 12, 2009 (2)

2.2	Share Exchange Agreement by and among Artistry Publications, Inc. , Gold Industry Limited and the shareholders of Gold Industry dated February 12, 2010 (4)

3.1	Articles of Incorporation (1)

3.2	By-Laws (1)

4.1	Form of Warrant Issued to Purchasers in the February 2010 Financing (6)

5.1	Opinion of Richardson & Patel LLP*

10.1	Consulting Service Agreement (4)

10.2	Operating Agreement (4)

10.3	Equity Pledge Agreement (4)

10.4	Option Agreement (4)

10.5	Voting Rights Proxy Agreement (4)

10.6	Rural Land Lease Agreement (4)

10.7	Jiangbei Office Lease Agreement (4)

10.8	Nan’an Office Lease Agreement (4)

10.9	Bowling House Lease Agreement (4)

10.10	Form of Securities Purchase Agreement dated February 23, 2010 (6)

10.11	Form of Registration Rights Agreement, dated February 23, 2010 (7)

10.12	Form of Board Offer and Acceptance Letter (8)

14.1	Code of Ethics (3)

21.1	List of subsidiaries*

23.1	Consent of Richardson & Patel LLP (contained in Exhibit 5.1)

23.2	Consent of PMB Helin Donovan, LLP*

*	Filed herewith.

(1)	Filed as an Exhibit to Form SB-2 filed with the SEC on October 26, 2007.

(2)	Filed as an Exhibit to Form 8-K filed with the SEC on March 20, 2009.

(3)	Filed as an Exhibit to Form 10-K filed with the SEC on December 1, 2008.

(4)	Filed as an Exhibit to Form 8-K filed with the SEC on February 18, 2010.

(5)	Filed as an Exhibit to Form 8-K filed with the SEC on February 23, 2010.

(6)	Filed as an Exhibit to Form 8-K filed with the SEC on February 24, 2010.

(7)	Filed as an Exhibit to Form 8-K filed with the SEC on March 4, 2010.

(8)	Filed as an Exhibit to Form 8-K filed with the SEC on April 6, 2010.